                                                               Reg. No. 33-84802

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-2


                         POST-EFFECTIVE AMENDMENT NO. 5
                                       TO
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)

                                  MASSACHUSETTS
                                  -------------
         (State or other jurisdiction of incorporation or organization)

                                   04-1590850
                                   ----------
                      (I.R.S. Employer Identification No.)

                                1295 State Street
                        Springfield, Massachusetts 01111
                                 (413) 744-8411
                                 --------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                            Lawrence V. Burkett, Jr.
                  Executive Vice President and General Counsel
                   Massachusetts Mutual Life Insurance Company
                                1295 State Street
                              Springfield, MA 01111
                                 (413) 744-6053
                                 --------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)


  Approximate date of commencement of proposed sale to the public: May 1, 1999


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
                        Cross Reference Sheet Pursuant to
                           Regulation S-K, Item 501(b)

             Form S-2 Item Number and Caption Heading in Prospectus

1.  Forepart of the Registration
    Statement and Outside
    Front Cover Page of Prospectus .........  Outside Front Cover Page

2.  Inside Front and Outside
    Back Pages of Prospectus ...............  Inside Front Cover

3.  Summary Information,
    Risk Factors and
    Ratio of Earnings to
    Fixed Charges ..........................  Product Description,
                                              Financial Statements

4.  Use of Proceeds ........................  Investments by MassMutual

5.  Determination of
    Offering Price .........................  Not Applicable

6.  Dilution ...............................  Not Applicable

7.  Selling Security Holders ...............  Not Applicable

8.  Plan of Distribution ...................  Distribution of Contracts

9.  Description of Securities
    to be Registered .......................  Product Description

10. Interests and Named
    Experts and Counsel ....................  Not Applicable

11. Information with Respect
    to the Registrant ......................  MassMutual - Description of the
                                              Business; Management's Discussion
                                              and Analysis; Financial Statements

12. Incorporation of Certain Information
    by Reference ...........................  Not Applicable

13. Disclosure of Commission
    Position on Indemnification
    for Securities Act
    Liabilities ............................  Not Applicable

                              Massachusetts Mutual
                             Life Insurance Company
                   Fixed Account with Market Value Adjustment

This prospectus describes the fixed account with market value adjustment offered by Massachusetts Mutual Life Insurance Company ("MassMutual"). The fixed account is available as an investment option for owners of the LifeTrust variable annuity contract ("the contract"). You, the contract owner, may allocate purchase payments or transfer contract values, in accordance with the contract's transfer rules, to the fixed account. Since the fixed account is available only through the contract, you should carefully review the discussion of the contract contained in the attached prospectus for the contract. We limit the focus of this prospectus to the fixed account's operations and features.

We guarantee specific rates of interest for amounts you allocate to the fixed account for specific periods of time. The interest rate we guarantee for a particular period is an annual effective yield. The guaranteed rates will fluctuate, but we guarantee they will never go below 3%. Our general account assets, including amounts allocated to the fixed account, are available to meet the guarantees associated with the fixed account. These assets are chargeable with liabilities arising from other business of the company. You may make purchase payments and transfers of contract value among the fixed account and the funds in the contract.

We will apply a market value adjustment to amounts removed from the fixed account:

 .    If you take a full or partial withdrawal;

 .    If you transfer contract value from the fixed account;

 .    If we pay a death benefit upon the death of the contract owner who is not the annuitant; or

 .    If we begin making annuity payments.


We will not apply a market value adjustment if the amounts are removed from the fixed account during the 30-day period before the end of the guarantee period. The market value adjustment may be positive or negative. Therefore you may experience a negative investment return.

Please read this prospectus before investing in the fixed account. You should keep it for future reference. It contains important information.

This prospectus must be accompanied by the LifeTrust variable annuity contract prospectus and the prospectus for the funds underlying the LifeTrust variable annuity contract.

--------------------------------------------------------------------------------
 The SEC has not approved these contracts or determined that this prospectus is accurate or complete. Any representation that it has is a criminal offense.
--------------------------------------------------------------------------------

                                   May 1, 1999

Table of Contents

Index of Special Terms                       2

Product Description                          3
The Fixed Account and the Market Value
     Adjustment Feature                      3
Market Value Adjustment                      3
Accumulation Phase of a Contract             5
The Guaranteed Rate                          5
Contingent Deferred Sales Charge             5

Investments                                  6

Distribution of Contracts                    6

Accounting Practices                         7

Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations                                 8
General                                      8
Results of Operations                        9
Statement of Financial Position             17
Liquidity and Capital Resources             18
Year 2000 issue                             19
Investments                                 22
Quantitative and Qualitative Information
     about Market Risk                      31

Description of the Business                 33

Experts and Additional Available
  Information                               43

Selected Historical Financial Data          44

Audited Statutory Financial Statements    FF-1

Index of Special Terms
We have tried to make this prospectus as readable and understandable for you as possible. By the very nature of the contract, however, certain technical words or terms are unavoidable. We have identified the following as some of these words or terms. The page that is indicated here is where we believe you will find the best explanation for the word or term.

                                       Page
Expiration Date                              5
Fixed Account                                3
Guarantee Period                             3
Guaranteed Rate                              3
Market Value Adjustment                      3
Segment                                      5
Withdrawal                                   3

Product Description

The investment option described in this prospectus is a fixed account with market value adjustment ("MVA") available in conjunction with the Life Trust variable annuity ("contract"). The contract provides for the accumulation of values prior to maturity and for the distribution of annuity payments after the maturity date. Additionally, a death benefit is also available under the contract.

The earnings on purchase payments or contract value you allocate to the fixed account will have an impact on your contract's value, its maturity value, its cash redemption value and the death benefit. We believe that we have adequate resources to meet our obligations with regard to the fixed account and the contract.

We have described the contract in greater detail in the attached prospectus for the contract. You should review that prospectus in conjunction with this prospectus before deciding whether to invest in the contract or allocate money to the fixed account. The fixed account is not available in all states.

The Fixed Account and the
Market Value Adjustment
Feature

The fixed account is available during the accumulation phase of the contract. The fixed account offers different guarantee periods, which provide the option of earning interest at various guaranteed rates on all or a portion of your contract value in the fixed account. Please note that amounts credited to a guarantee period at different times may have different guaranteed rates, current rates, and expiration dates since we change the current and guaranteed rates periodically.

You may allocate purchase payments or transfer all or a portion of your contract value to the fixed account. Amounts credited to the fixed account earn interest at the guaranteed rate applicable for the guarantee period you select on the date the amounts are credited. The applicable guaranteed rate does not change during the guarantee period. The guaranteed rate may never be less than 3%. Allocations to a guarantee period (or fixed account segment) must be for at least $1,000. The value of your contract in the fixed account is not guaranteed against the claims of our creditors.

We may make guarantee periods available in periods of one to ten years. To the extent permitted by law, we reserve the right at any time to offer guarantee periods that differ from those available when we issued your contract. We also reserve the right, at any time, to stop accepting purchase payments, transfers, or renewals for a particular guarantee period. Since the specific guarantee periods available may change periodically, please contact our Annuity Service Center to determine the guarantee periods we are currently offering.

Market Value Adjustment

Any withdrawal of your contract value from the fixed account will be subject to a market value adjustment ("MVA") unless the effective date of the withdrawal is within 30 days before the end of a guarantee period. If the allocated amount remains in the fixed account until the applicable expiration date, its value will be equal to:

 .    the amount originally allocated,

 .    multiplied on an annually compounded basis, by its guaranteed rate.

For this purpose, we also treat transfers, death benefits based on a contract owner's death (where the contract owner and the annuitant are different), and annuity payments as withdrawals.

We will not apply an MVA upon the payment of a death benefit following the death of the annuitant. We will apply the MVA to the amount being withdrawn, after the deduction of any applicable administrative charge and before the deduction of any applicable contingent deferred sales charge. The MVA can be positive or negative. Therefore, the amount being withdrawn after our application of the MVA can be greater than or less than the amount withdrawn before our application of the MVA.

The MVA will reflect the relationship between the current rate (as defined later) for the contract value being withdrawn and the guaranteed rate. It also reflects the time remaining in the applicable guarantee period. Generally, if the guaranteed rate is lower than the applicable current rate, then our application of the MVA will result in a lower payment upon withdrawal. Similarly, if the guaranteed rate is higher than the applicable current rate, our application of the MVA will result in a higher payment upon withdrawal.

We determine the market value adjustment which we apply to the amount being withdrawn by using the following formula:

                              n
                    1 + i   -----
  MVA= Amount x  [(-------)  365  - 1]
                    1 + j

where,

Amount is the amount being withdrawn from a given fixed account segment less any applicable administrative charges.

i is the guaranteed rate we are crediting to the contract value subject to the MVA; and

j, the "current rate," is the guaranteed rate, available as of the effective date of our application of the MVA, for current allocations to the fixed account segment whose guarantee period equals the number of years remaining, both partial and full, for the amount being withdrawn; and

n, is the number of days remaining in the guarantee period of the amount subject to the MVA.

In our determining "j," if we do not currently offer the required segment, we will base "j" on the rates available for currently offered segments.

EXAMPLES

The following examples illustrate how the MVA operates on amounts held in a particular segment:

Example 1

$1,000 is applied on May 10, 1994, into a segment with a 5 year guarantee period. The guaranteed rate for amounts applied to this segment on May 10, 1994, is 6%. If the $1,000 is left in that segment until May 10, 1999, it will accumulate at a 6% effective annual rate of interest for the full 5 years to $1,338.23.

If, however, you withdraw the full amount from the segment as of May 10, 1998:

     (1) The guaranteed rate applied on May 10, 1998, to amounts credited to a 1-year segment is 4%; and

     (2) The accumulated amount prior to the application of the MVA as of May 10, 1998, equals:

                         4
            $1,000 x 1.06    = $1,262.48

     (3)  The number of days remaining = 365 (n = 365);

     (4) The MVA equals $24.28, and is calculated according to the following formula:
                               365
                        1.06   ---
$24.28 = $1,262.48 x [(------) 365  - 1]
                        1.04

Therefore, a withdrawal on May 10, 1998, of the amount credited to the 5-year segment on May 10, 1994, is equal to $1,286.76 ($1,262.48 + $24.28).

Example 2

$1,000 is applied to a 7-year segment on May 10, 1992, with a guaranteed rate of 5%. If the $1,000 is left in that segment until May 10, 1999, it will accumulate at a 5% effective annual rate of interest to $1,407.10. If, however, you withdraw the full amount from the segment as of May 10, 1995:

     (1) The guaranteed rate applied on May 10, 1995, to amounts credited to a 4-year segment is 10%; and

     (2) The accumulated amount prior to the application of MVA as of May 10, 1995, equals:
                       3
          $1,000 x 1.05    = $1,157.63

     (3) The period of time from May 10, 1995, to the end of the guarantee period is 4 years or 1460 days

          (n = 1460);

     (4) The MVA equals $-196.56, and is calculated according to the following formula:

                                  1460
                          1.05    ----
$-196.56 = $1,157.63 x [(------)  365   - 1]
                          1.10

Therefore, a withdrawal on May 10, 1995, of the amount credited to the 7-year segment on May 10, 1992, is equal to $961.07 ($1,157.63 - $196.56 = $961.07).

These examples are hypothetical and are not indicative of future or past performance.

Accumulation Phase of a
Contract

Variable annuities are designed to permit you to accumulate values over a period of time. Generally, you will use such contract values for long term needs such as retirement planning. Accordingly, amounts you allocate to the fixed account will be subject to several guarantee periods over the life of the contract in many instances.

The end of a guarantee period for a specific amount credited to a segment is called its expiration date. At least 45 days, but not more than 75 days, before the expiration date for your contract value in the fixed account segment, we will inform you of the guaranteed rates we are offering and the guarantee periods available as of the date of such notice. The guaranteed rates on the date of a renewal may be more or less than the rates we quoted in such notice.

The guarantee period normally "renews". In the absence of instructions from you on the expiration date, we will begin crediting interest for a new guarantee period lasting the same amount of time as the one that just ended. The contract value in the fixed account segment then earns interest at the new guaranteed rate applicable at the time of renewal.

At the expiration date for a guarantee period, you may also choose different guarantee periods from among those we are then offering, or you may transfer all or a portion of the contract value in the fixed account segment to the funds underlying the contract.

If your fixed account segment is no longer available to receive new amounts, or you choose a different segment that is no longer available, we will try to reach you so that you may make another choice. If you have not made a choice at this point, we will apply your fixed account contract value to the fixed account segment with the next shorter guarantee period available. If that segment is not available, we will apply your fixed account contract value to the fixed account segment with the next longer period.

The Guaranteed Rate

We will make the final determination about future guarantee rates for future purchase payments, transfers or renewals. Although we cannot predict future guarantee rates, they will never be less than three percent (3%) per year.

Contingent Deferred Sales
Charge

We will apply an MVA if you partially or fully withdraw contract value from the fixed account segment unless the effective date of the withdrawal is within 30 days before the end of the guarantee period. When you make a withdrawal, we will reduce your contract value by the amount you withdraw from the fixed account segment prior to any MVA.

Any contract value you withdraw may also be subject to a contingent deferred sales charge under the contract as follows:

Full Years Since            Contingent Deferred
Purchase Payment                Sales Charge
       0                           7%
       1                           6%
       2                           5%
       3                           4%
       4                           3%
       5                           2%
       6                           1%
   7 or more                       0%

We assess a contingent deferred sales charge because we do not assess a sales charge when we receive a purchase payment. We base the amount of the contingent deferred sales charge on the length of time between the date we receive the particular payment and the date it is withdrawn.

Purchase payments you withdraw after 7 full years are not subject to a contingent deferred sales charge. Amounts in the fixed account, however, continue to be subject to a market value adjustment. We will not assess a contingent deferred sales charge against transfers, certain annuity payments, and certain death benefit payments. For more information concerning the application of the contingent deferred sales charge, please consult the contract prospectus.

Investments

We must invest our assets in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

Proceeds from the fixed account will be deposited in a non-unitized segment of our general account organized as a separate account for accounting purposes. We will use proceeds to fund our obligations under the contract and amounts not required to fund such obligations may accrue to us as profit. Obligations under the contract are also met through the operation of the divisions to which a contract owner has allocated accumulated value. All of our general account assets are available to meet the contract guarantees.

In establishing guaranteed rates, we take into account the yields available on the instruments in which we intend to invest the contract proceeds. Our investment strategy with respect to the proceeds attributable to allocations made to the fixed account will generally be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

Distribution of Contracts

MML Distributors, LLC ("MML Distributors") serves as principal underwriter for the contracts. MML Investors Services, Inc. ("MMLISI") serves as co- underwriter for the contracts. Their purpose as underwriters is to distribute the contracts. We indirectly wholly-own MML Distributors and MMLISI. Both are located at 1414 Main Street, Springfield, Massachusetts 01144-1013.

We will pay commissions to broker-dealers who sell the contracts. We pay commissions based on a percentage of purchase payments or a combination percentage of purchase payments and contract value. Currently, we pay an amount up to 6.25% of purchase payments. We may pay a commission of up to 0.25% of contract values each contract year.

From time to time, MML Distributors may enter into special arrangements with certain broker-dealers. These special arrangements may provide for the payment of higher compensation to such broker-dealers for selling the contracts.

Accounting Practices

We have prepared the accompanying statutory financial information, included in this filing, in conformity with the practices of the National Association of Insurance Commissioners ("NAIC") and the accounting practices prescribed or permitted by the Division of Insurance of the Commonwealth of Massachusetts and, for the pre-merger balances of Connecticut Mutual Life Insurance Company ("Connecticut Mutual"), the State of Connecticut Insurance Department ("statutory accounting practices").

The accompanying statutory financial statements are different in some respects from financial statements prepared to conform with generally accepted accounting principles ("GAAP"). The more significant differences are as follows:

(a) the financial statements reflect the value of our subsidiaries as investments, whereas GAAP would require our results to be consolidated with those of our majority-owned subsidiaries;
(b) acquisition costs, such as commissions and other costs directly related to acquiring new business, are charged to current operations as incurred, whereas GAAP would require these expenses to be capitalized and recognized over the life of the policies;
(c) policy reserves are based upon statutory mortality, morbidity and interest requirements without consideration of withdrawals, whereas GAAP reserves would be based upon reasonably conservative estimates of mortality, morbidity, interest and withdrawals;
(d) bonds are generally carried at amortized cost whereas GAAP generally requires they be reported at fair value;
(e) deferred income taxes are not provided for book-tax timing differences as would be required by GAAP; and
(f) payments received for universal and variable life products, variable annuities and investment related products are reported as premium income and changes in reserves, whereas under GAAP, these payments would be recorded as deposits to policyholders' account balances.

In accordance with the life insurance laws and regulations under which we operate, we are obligated to carry on our books, as liabilities, actuarially determined reserves to meet our obligations on outstanding contracts. We develop policyholders' reserves for life insurance contracts using accepted actuarial methods computed principally on the net level premium and the Commissioners' Reserve Valuation Method bases using the American Experience and the 1941, 1958 and the 1980 Commissioners' Standard Ordinary mortality tables with assumed interest rates ranging from 2.5% to 6.8%. We develop reserves for individual annuities based on accepted actuarial methods at interest rates ranging from 2.3% to 11.3%.

We maintain an asset valuation reserve ("AVR") and an Interest Maintenance Reserve ("IMR"), in compliance with regulatory requirements. The AVR and other investment reserves stabilize policyholders' contingency reserves against declines in the value of bonds. The IMR captures after-tax realized capital gains and losses that result from changes in the overall level of interest rates, for all types of fixed income investments, and interest related hedging activities. The IMR amortizes these capital gains and losses into income using the grouped method over the remaining life of the investment sold or over the remaining life of the underlying asset. The IMR is included in other liabilities on the Statutory Statement of Financial Position.

In March 1998, the NAIC adopted the Codification of Statutory Accounting Principles ("Codification"). Codification provides a comprehensive guide of statutory accounting principles for use by insurers in all states and is expected to become effective not later than January 1, 2001. The effect of adopting Codification shall be reported as an adjustment to policyholders' contingency reserves on the effective date. We are currently reviewing the impact of Codification. However, since the Division of Insurance of the Commonwealth of Massachusetts has not approved Codification, we cannot determine the ultimate impact at this time.

The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities, as of the date of the financial statements. We must also make estimates and assumptions that affect the amounts of revenues and expenses during the reporting period. Future events, including changes in the levels of mortality, morbidity, interest rates and asset valuations, could cause our actual results to differ from the estimates we used in the financial statements.

We have reclassified certain prior year amounts to conform with the current year presentation.

Management's Discussion and Analysis of
Financial Condition and Results of
Operations

GENERAL

You should read the following discussion in conjunction with the Statutory Financial Statements, Notes to Statutory Financial Statements and Selected Historical Financial Data.

Our direction and operations are guided by a statement of corporate vision. Under that vision we manage our operations to maintain a financially strong and efficient enterprise. Our long-term objectives are to maintain corporate financial strength, enhance policyholder value, and generate and sustain growth. We have pursued these objectives by:

 .    emphasizing profitability through refined product pricing,
 .    sophisticated asset/liability management,
 .    rigorous expense control,
 .    prudent underwriting standards,
 .    the adoption of efforts to improve persistency and retention levels, and
 .    continued commitment to the high credit quality of our general account investment portfolio.

Our efforts have produced strong financial performance, with net income of $366 million in 1998, $257 million in 1997 and $265 million in 1996. At December 31, 1998, we had approximately $62.7 billion in total assets, over 2.5 million individual policyholders and approximately $201 billion of direct individual life insurance in force. Our total adjusted capital, as defined by the NAIC, has grown to $4.7 billion at December 31, 1998, compared to $4.2 billion at December 31, 1997, and $3.8 billion at December 31, 1996.

The following table sets forth the calculation of total adjusted capital, as defined by the NAIC:

                                                     December 31,
                                                     ------------
                                            1998         1997         1996
                                            ----         ----         ----
                                                   ($ In Millions)
Policyholders' Contingency
  Reserves                                $3,189       $2,873       $2,639
Asset Valuation Reserve                      975          864          707
One-half of the Apportioned
  Dividend Liability                         505          472          438
                                          ------       ------       ------
Total Adjusted Capital(1)                 $4,669       $4,209       $3,784
                                          ======       ======       ======

(1) Defined by the NAIC as surplus plus consolidated AVR and one half of the consolidated apportioned dividend liability.

In our total adjusted capital we include $100 million of surplus notes, issued in 1994, and $250 million of surplus notes, issued in 1993. We record the proceeds of the notes, less a reserve of $24 million in 1998, $28 million in 1997 and $32 million in 1996 for contingencies associated with the issuance of the notes, as a component of our policyholders' contingency reserves. We include these special surplus note contingency reserves in investment reserves.

In January 1999, we had several changes in our senior management. Chief Executive Officer, Thomas B. Wheeler relinquished that title, but continues to be Chairman of the Board of Directors and John J. Pajak retired as President and Chief Operating Officer. The Board of Directors then appointed Robert J. O'Connell as President and Chief Executive Officer.

Our financial strength continued to be recognized favorably by the rating agencies. Our year end 1998 ratings were again among the highest enjoyed by any company in any industry. Our AAA (Extremely Strong) financial strength rating from Standard & Poor's, A++ (Superior) financial strength rating from A.M. Best, and AAA claims-paying rating from Duff & Phelps were the highest possible. Our Aa1 financial strength rating from

Moody's Investors Service was the highest in its "Excellent" Category. Each rating agency independently assigns ratings based on its own separate review and takes into account a variety of factors, which are subject to change in making its decision. Accordingly, there can be no assurance of the ratings that will be afforded us in the future.

On March 1, 1996, we merged with Connecticut Mutual Life Insurance Company ("Connecticut Mutual"). The merger was accounted for under the pooling of interests method. For the purposes of this presentation, the financial statements reflect historical amounts giving retroactive effect as if the merger had occurred on January 1, 1994. This is in conformity with statutory accounting practices. In 1996, we recorded merger-related expenses totaling $66 million in our statutory statement of income. On the merger date, we strengthened policyholder reserves attributable to disability income contracts by $75 million, increased investment reserves for real estate by $50 million and increased net prepaid pension assets by $10 million.

On March 31, 1996, we sold MassMutual Holding Company Two, Inc., a wholly-owned subsidiary, and its subsidiaries, including Mirus Life Insurance Company to WellPoint Health Networks, Inc. Mirus Life Insurance Company was formerly known as MML Pension Insurance Company and is currently doing business as "UniCARE." This group of companies comprised our group life and health business. We received total consideration of $402 million ($340 million in cash and $62 million in notes receivable) and recognized a before tax gain of $188 million in connection with this sale. We cede all of our group life, accident and health ("GLA&H") business to UniCARE pursuant to a 1994 reinsurance agreement. Accordingly, our gain from operations since 1994 does not include income generated by the GLA&H business.

TOTAL COMPANY - RESULTS
OF OPERATIONS

Years Ended December 31, 1998
Compared to Years Ended
December 31, 1997 and 1996

The following table sets forth the components of our net income.


                                                   Years Ended December 31,
                                                   ------------------------
                                                       ($ In Millions)
                                                1998         1997          1996
                                                ----         ----          ----
Revenue:
 Premium income                               $ 7,482      $ 6,765       $ 6,329
 Net investment income                          2,957        2,870         2,834
 Fees and other income                            154          127           117
                                              -------      -------       -------
                                               10,593        9,762         9,280
                                              -------      -------       -------
Benefits and expenses:
 Policyholders' benefits
   and payments                                 5,874        6,584         6,048
 Addition to policyholders'
   reserves and funds                           2,300          827           945
 Commissions and operating
   expenses                                       809          766           763
 State taxes, licenses and fees                    88           82            96
 Merger restructuring costs                        --           --            66
                                              -------      -------       -------
                                                9,071        8,259         7,918
                                              -------      -------       -------
Net gain before federal
  income taxes and dividends                    1,522        1,503         1,362
Federal income taxes                              199          284           277
                                              -------      -------       -------
Net gain from operations
  before dividends                              1,323        1,219         1,085
Dividends to policyholders                        983          919           860
                                              -------      -------       -------
Net gain from operations                          340          300           225
Net realized capital
   gain (loss)                                     26          (43)           40
                                              -------      -------       -------
Net income                                    $   366      $   257       $   265
                                              =======      =======       =======


Net income increased $109 million, or 42.4%, to $366 million in 1998 from $257 million in 1997, following a decrease of $8 million, or 3.0%, from $265 million in 1996. We attribute the increase in 1998 primarily to increases in premium income, net investment income and net realized capital gains, reductions in policyholders' benefits and payments and federal income taxes, partially offset by increased addition to policyholders' reserves and funds and dividends to policyholders. We attribute the decrease in 1997 primarily to an increase in policyholders' benefits and payments, net realized capital losses, and an increase in dividends to policyholders. Partially offsetting these items in 1997 were higher premium income, a reduction in addition to policyholders' reserves and funds, and cessation of merger restructuring costs.

Premium income increased $717 million, or 10.6%, to $7,482 million in 1998 from $6,765 million in 1997, following a $436 million, or 6.9%, increase from $6,329 million in 1996. We attribute these increases to an increase in premium income from the Individual Line of 7.3% in 1998 following an increase of 0.3% in 1997. Premium income in the Retirement Services line increased 16.3% in 1998 and 20.7% in 1997. See "Analysis of Results of Operations by Line of Business."

Net investment income increased $87 million, or 3.0%, to $2,957 million in 1998 from $2,870 million in 1997, following an increase of $36 million, or 1.3%, from $2,834 million in 1996. We attribute the increase in both years to an increase in invested assets in our general investment account. Our overall gross portfolio yield declined slightly to 8.3% in 1998, compared to 8.5% in 1997, as increased yields on real estate and short-term investments partially offset declining yields on fixed income investments. Our 1996 overall gross portfolio yield was 8.5%. The components of net investment income are set forth below:

                                                   Year Ended December 31,
                                                   -----------------------
                                              1998          1997          1996
                                              ----          ----          ----
                                                      ($ In Millions)
Gross investment income:
 Bonds                                      $ 1,887       $ 1,860       $ 1,837
 Common stocks                                    6             3             4
 Mortgage loans                                 441           446           472
 Real estate                                    336           317           289
 Other investments                              104           104            63
 Policy loans                                   385           370           350
 Cash and short-term
   investments                                  103            73            97
                                            -------       -------       -------
 Total gross investment
   income                                     3,262         3,173         3,112
Less investment expenses                       (314)         (302)         (297)
Less interest expense                           (33)          (35)          (34)
Add IMR amortization and
    gain from separate account                   42            34            53
                                            -------       -------       -------
Net investment income                       $ 2,957       $ 2,870       $ 2,834
                                            =======       =======       =======

Gross bond income increased $27 million, or 1.5%, to $1,887 million in 1998 from $1,860 million in 1997, following a $23 million increase, or 1.3%, from $1,837 million in 1996. We attribute the increase in both years to an increase in our average investment in bonds. Our overall bond yields remained unchanged in 1998 as private placement interest spreads offset the impact from lower market interest rates on publicly traded securities. In 1997, a slight decline in bond yields partially offset the impact of the increase in our average investment in bonds.

We attribute the decrease in gross mortgage loan income in both years to declining yields, as older higher yielding loans are replaced with mortgage loans at lower market rates.

We attribute the increase in gross real estate income in both years to improvement in occupancy rates and increases in rents charged per square foot.

From 1997 to 1998 there was no change in gross income from other investments. An increase in earnings on partnerships and joint ventures was offset by a decrease in earnings on preferred stock, derivative instruments and affiliated common stock. We attribute the increase in 1997 to an $18 million increase in earnings on partnerships and joint ventures, a $7 million increase on preferred stock, a $6 million improvement in returns on derivative instruments and a $10 million increase in income from affiliated investment funds. Other investments include dividends received from subsidiaries of $46 million in 1997 and $37 million in 1996.

The 1998 increase in gross income from cash and short-term investments is the result of an increase in the average short-term holdings to $1,439 million in 1998 from $1,370 million in 1997, and a significant improvement in yields on these securities. We attribute the 1997 decrease for these same assets to a lower average short-term position throughout the year, partially offset by a 21 basis point increase in the average yields on commercial paper.

We attribute the 1998 and 1997 increases in investment expenses to normal growth.

Fees and other income increased $27 million, or 21.3%, to $154 million in 1998 from $127 million in 1997, following an increase of $10 million, or 8.5%, from $117 million in 1996. We attribute the increase in both years primarily to higher separate account fees caused by higher asset levels reflecting equity market appreciation and growth in our blocks of business.

Policyholders' benefits and payments decreased $710 million, or 10.8%, to $5,874 million in 1998 from $6,584 million in 1997, following a $536 million, or 8.9%, increase from $6,048 million in 1996. We attribute the 1998 decrease to lower withdrawals from non-participating guaranteed investment contracts and separate account business and decreases in supplementary and large corporate market benefits and payments, partially offset by increases in annuity withdrawals and benefits, and life insurance surrenders and claims. We attribute the 1997 increase to increased withdrawals of individual variable annuities and participating group pension business and an increase in death claims paid. Withdrawals and benefits for individual annuity and supplementary contracts increased by $104 million to $781 million in 1998, from $677 million in 1997 and $573 million in 1996. Life insurance lapses measured as a percent of in force business decreased to 5.8% in 1998 from 6.2% in 1997 and 6.1% in 1996.

Addition to policyholders' reserves and funds increased by $1,473 million, or 178.1%, to $2,300 million in 1998 from $827 million in 1997, following a $118 million, or 12.5%, decrease from $945 million in 1996. The increase in 1998 was primarily the result of a $1,122 million increase in the Retirement Services line, caused by higher premium income and a reduction in withdrawals of non-participating guaranteed investment contracts. We attribute the 1997 decrease to slower growth in variable annuities and supplemental contracts and withdrawals of participating guaranteed investment contracts partially offset by increased deposits of full service defined contribution pension business. In 1992, we stopped selling our guaranteed investment contract products. Withdrawals of these discontinued products have totaled $384 million in 1998, $891 million in 1997 and $1,025 million in 1996. We may re-enter the guaranteed investment contract market in the future.

Commissions and operating expenses increased $43 million, or 5.6%, to $809 million in 1998 from $766 million in 1997, following an increase of $3 million, or 0.4%, from $763 million in 1996. We attribute the increase in 1998 primarily to our continued investment in technology and a natural increase in general expense levels as our business grows, partially offset by a $16 million, or 5.1%, decrease in commissions caused by business mix changes. We attribute the increase in 1997 primarily to a $4 million increase in operating expenses in the Individual Line reflecting normal growth trends and a $14 million increase in operating expenses in the Retirement Services line, primarily due to large investments in technology, partially offset by a reduction of $15 million for direct commissions paid on the remnants of the GLA&H business. Commissions do not correlate to total premium income since commissions are driven by the growth and changing product sales mix for commission paying business, such as individual life and annuity products, and Retirement Services sales, which do not generate significant commissions. Retirement Services' premiums increased by $402 million in 1998 and $423 million in 1997.

Federal income taxes decreased $85 million, or 29.9%, to $199 million in 1998 from $284 million in 1997, following an increase of $7 million, or 2.5%, from $277 million in 1996. We attribute the decrease in 1998 primarily to reduced mutual company add-on tax and audit settlements. We attribute the increase in 1997 primarily to higher taxes on operations in the Individual Line and higher mutual company add-on tax offset by a decrease in taxes on operations in Retirement Services.

Dividends to policyholders increased $64 million, or 7.0%, to $983 million in 1998 from $919 million in 1997, following an increase of $59 million, or 6.9%, from $860 million in 1996. We attribute the increases in both years primarily to growth in the participating in force business and the pass through of favorable investment, mortality and expense experience, including expense savings that resulted from the merger. We reflect the new dividend schedule, annually approved by the Board of Directors in the fourth quarter, in net income in the year we declare the dividend.

Net realized capital gains increased $69 million to $26 million, from net realized capital losses of $43 million in 1997, following a decrease of $83 million from $40 million of net realized capital gains in 1996. These amounts are after transfers to the Interest Maintenance Reserve ("IMR"). Net realized capital gains (losses) were comprised of the following:

                                                      Years Ended December 31,
                                                      ------------------------
                                                   1998        1997        1996
                                                   ----        ----        ----
                                                         ($ In Millions)
Realized capital gains (losses):
Bonds                                             $ 284       $ 132       $ 110
Common stocks                                        62          83          78
Mortgage loans                                        5         (57)        (58)
Real estate                                          34          (6)        (74)
Hedging instruments                                 (39)        (33)          3
Other investments                                    33          13         223
Federal and state taxes                            (155)        (73)       (160)
                                                  -----       -----       -----
Net realized capital gains
  before transfer to IMR                            224          59         122
Transfer to IMR                                    (198)       (102)        (82)
                                                  -----       -----       -----
Net realized capital gains (losses)               $  26       $ (43)      $  40
                                                  =====       =====       =====

We attribute the increase in 1998 net realized capital gains (losses) primarily to higher realized capital gains related to mortgage loans and real estate, which are not transferred to the IMR, partially offset by taxes. We attribute the decrease in 1997 primarily to the net realized capital gains in 1996 being bolstered by a $188 million pre-tax gain realized on the sale of Mirus Life Insurance Company. Fluctuations in market conditions will impact future investment results.

The realized capital gain (loss) results presented for each year do not reflect the changes in general investment reserves ("GIR"), which are recorded as a change in policyholders' contingency reserves. Changes in the GIR were a $30 million decrease in 1998, a $77 million decrease in 1997, and a $20 million increase for 1996.

The high level of realized capital gains from bonds in 1998, 1997 and 1996 was caused by sales and hedging activity generally during periods of declining market interest rates. In 1998, net realized capital gains from the sale of bonds consisted of $332 million in gross capital gains offset by $48 million in gross capital losses. In 1997, net realized capital gains from the sale of bonds consisted of $201 million in gross capital gains offset by gross capital losses of $69 million. In 1996, net realized capital gains from the sale of bonds consisted of $189 million in gross capital gains offset by gross capital losses of $79 million. We transferred all interest related gains and losses to the IMR. Transfers to the IMR consisted of $305 million and $158 million in net gains offset by $107 million and $56 million in taxes for 1998 and 1997, respectively. In 1996, the amounts transferred to the IMR included $131 million of net realized capital gains offset by $49 million in taxes.

We attribute the realized capital gains and losses from hedging instruments primarily to interest and equity related contracts. We utilize interest rate swaps, options and futures to reduce interest rate exposures arising from mismatches between assets and liabilities and to modify portfolio profiles to manage other identified risks. We utilize equity swaps to hedge exposure to market risk on public and private equity positions. In 1998, losses from hedging transactions of $39 million were primarily caused by interest related losses of $15 million and equity related losses of $24 million. In 1997, losses from hedging transactions of $33 million were primarily caused by interest related losses of $19 million and equity related losses of $16 million. In 1996, gains from hedging transactions of $3 million were primarily caused by interest related gains of $1 million and equity related gains of $2 million.

ANALYSIS OF RESULTS OF
OPERATIONS BY LINE OF
BUSINESS

Individual Line Operations

Year Ended December 31, 1998
Compared to Years Ended December 31,
1997 and 1996

Our Individual Line principally offers whole life, variable, universal and term life insurance, individual annuity products, and disability income insurance.

The following table sets forth the components of net income for the Individual Line operations:
                                                    Years Ended December 31,
                                                    ------------------------
                                                1998         1997          1996
                                                ----         ----          ----
                                                        ($ In Millions)
Revenue:
 Premium income                               $ 4,614      $ 4,299       $ 4,286
 Net investment income                          2,298        2,159         2,037
 Fees and other income                            137          113            99
                                              -------      -------       -------
                                                7,049        6,571         6,422
                                              -------      -------       -------
Benefits and expenses:
 Policyholders' benefits and
   payments                                     2,640        2,547         2,303
 Addition to policyholders'
   reserves and funds                           2,197        1,846         2,006
 Commissions and
   operating expenses                             720          683           694
 State taxes, licenses
   and fees                                        85           81            91
 Merger restructuring
   costs                                           --           --            61
                                              -------      -------       -------
                                                5,642        5,157         5,155
                                              -------      -------       -------
Net gain before federal
   income taxes and
   dividends                                    1,407        1,414         1,267
Federal income taxes                              193          271           247
                                              -------      -------       -------
Net gain from
   operations before
   dividends                                    1,214        1,143         1,020
Dividends to
   policyholders                                  981          916           854
                                              -------      -------       -------
Net gain from
   operations                                     233          227           166
Net realized capital
   gain(loss)                                      24          (11)           59
                                              -------      -------       -------
Net income                                    $   257      $   216       $   225
                                              =======      =======       =======

Net income increased $41 million, or 19.0%, to $257 million in 1998 from $216 million in 1997, following a $9 million, or 4.0%, decrease from $225 million in 1996. We attribute the 1998 increase primarily to increased premium income, increased net investment income, increased realized capital gains and decreased federal income taxes, partially offset by increased addition to policyholders' reserves and funds, increased policyholders' benefits and payments and increased dividends to policyholders. We attribute the 1997 decrease primarily to increased policyholders' benefits and payments, realized capital losses and increased dividends to policyholders, partially offset by increased net investment income, decreased addition to policyholders' reserves and funds and the cessation of merger restructuring costs.

Selected premium and life insurance information is presented below:

                                                   Years Ended December 31,
                                                   ------------------------
                                                1998         1997        1996
                                                ----         ----        ----
                                            ($ In Millions, except average size
                                                  and number of policies)
Premium Income:
 Whole life                                 $    2,551   $    2,514   $    2,406
 Term life                                         137          138          160
 Universal, variable &
   corporate owned life                            815          379          374
 Annuities and
   supplemental contracts                          820          981        1,012
 Disability income                                 291          286          284
 Other                                              --            1           50
                                            ----------   ----------   ----------
 Total                                      $    4,614   $    4,299   $    4,286
                                            ==========   ==========   ==========
Life Insurance Sales Face Amount:
 Whole life                                 $    4,556   $    5,729   $    6,732
 Term life                                       5,289        5,392        5,828
 Universal, variable &
   corporate owned life                          8,323        2,751        3,400
                                            ----------   ----------   ----------
 Total                                      $   18,168   $   13,872   $   15,960
                                            ==========   ==========   ==========
Life Insurance In force Face Amount:
 Whole life                                 $  124,336   $  127,366   $  127,188
 Term life                                      37,991       42,676       45,218
 Universal, variable &
   corporate owned life                         33,158       29,125       26,975
                                            ----------   ----------   ----------
 Total                                      $  195,485   $  199,167   $  199,381
                                            ==========   ==========   ==========
Number of Policies In force:
 Whole life                                  1,636,365    1,759,312    1,825,977
 Term life                                     204,882      281,494      364,866
 Universal, variable &
   corporate owned life                         94,052       88,676       88,874
 Annuities                                     322,781      314,189      296,920
 Disability income                             286,756      288,244      296,776
                                            ----------   ----------   ----------
    Total                                    2,544,836    2,731,915    2,873,413
                                            ==========   ==========   ==========
Average Size of New Policies Sold:
 Whole life                                 $  177,568   $  181,323   $  172,956
 Term life                                  $  528,915   $  444,045   $  347,674
 Universal, variable &
   corporate owned life                     $  441,867   $  246,624   $  236,462

Premium income increased $315 million, or 7.3%, to $4,614 million in 1998 from $4,299 million in 1997, following a $13 million, or 0.3%, increase from $4,286 million in 1996. We attribute the 1998 increase primarily to a 115.0% increase in universal, variable and corporate owned life premiums, partially offset by a 16.4% decrease in annuity and supplemental contract deposits. The growth in universal, variable and corporate owned life is primarily the result of increases in sales of corporate owned life insurance to the banking industry and increases in variable life, partially offset by a decrease in universal life. The decrease in universal life is primarily the result of our decision to shift most sales of these products to our subsidiary life insurance companies. The decrease in annuities and supplemental contracts premium is primarily due to a drop in supplemental distribution channel sales and deposits. We attribute the 1997 increase primarily to a 3.1% increase in life insurance premiums and a 4.8% increase in annuity premiums, partially offset by a 40.3% decrease in supplemental contract deposits. The growth in life insurance premiums occurred primarily in whole life insurance with a decrease experienced in term life insurance due to an increase in reinsurance activity. The growth in annuity premiums was relatively modest as we are directing more sales of annuity products to our life insurance subsidiaries. Supplemental contracts experienced a decrease as a result of paying a higher percentage of death claims to beneficiaries in cash rather than retaining them in the benefit management account.

Net investment income increased $139 million, or 6.4%, to $2,298 million in 1998 from $2,159 million in 1997, following an increase of $122 million, or 6.0%, from $2,037 million in 1996. We attribute the 1998 increase primarily to a 7.1% increase in invested assets, partially offset by a slight decline in investment yields. We attribute the increase in 1997 to a 6.6% increase in general account invested assets while the portfolio yield remained level with 1996. Investment income includes amortization of net gains previously transferred to the IMR. IMR amortization was $34 million in 1998, $27 million in 1997, and $24 million in 1996.

Policyholders' benefits and payments in 1998 increased $93 million, or 3.7%, to $2,640 million in 1998 from $2,547 million in 1997, following an increase of $244 million, or 10.6%, from $2,303 million in 1996. We attribute the 1998 increase primarily to increases in annuity withdrawals and benefits of $140 million, higher death claims of $10 million, and higher life insurance surrenders of $13 million. This increase was partially offset by decreases in supplementary contract payments of $36 million and large corporate market benefits and payments of $41 million. The increase in annuity withdrawals is influenced by the growth of the account values in the business. Actual claims experience in our life products as a percentage of expected claims was 90.0% in 1998. We attribute the 1997 increase primarily to growth in annuity withdrawals of $150 million, increased life insurance surrenders of $109 million and increased death claims of $26 million. This increase was partially offset by a $46 million decrease in payments made on supplemental contracts. Actual claims experience in our life products as a percentage of expected claims was 99.0% in 1997. Lapses for our life products, measured as a percent of in force business, were 5.8% in 1998 compared to 6.2% in 1997 and 6.1% in 1996.

Addition to policyholders' reserves and funds increased $351 million, or 19.0%, to $2,197 million in 1998 from $1,846 million in 1997, following a decrease of $160 million, or 8.0%, from $2,006 million in 1996. We attribute the 1998 increase primarily to increased sales of corporate owned life insurance, partially offset by a decrease in annuity premiums. We attribute the 1997 decrease primarily to slower growth in our variable annuity business and supplemental contract deposits as discussed in the paragraph on premiums.

Commissions and operating expenses increased $37 million, or 5.4%, to $720 million in 1998 from $683 million in 1997, following a decrease of $11 million, or 1.6%, from $694 million in 1996. We attribute the 1998 increase primarily to continued investment in technology, partially offset by lower commissions related to life insurance products. Our commissions decreased as a result of lower first year sales of whole and variable life insurance products, partially offset by increased commissions from sales of corporate owned life insurance products, which are at lower commission rates. We attribute the 1997 decrease primarily to an increase in the amount of expenses we allocated and recovered from our subsidiaries and affiliates through management service contracts, a reduction for direct commissions paid on the remnants of the GLA&H business, partially offset by an increase in operating expenses.

State taxes, licenses and fees increased $4 million, or 4.9%, to $85 million in 1998 from $81 million in 1997, following a decrease of $10 million, or 11.0%, from $91 million in 1996. We attribute the 1998 increase primarily to higher premium and state income taxes relating to higher premium income and taxable income. We attribute the decrease in 1997 from 1996 primarily to recoveries of state income tax and guaranty fund assessments from prior years.

Federal income taxes decreased $78 million, or 28.8%, to $193 million in 1998 from $271 million in 1997, following an increase of $24 million, or 9.7%, from $247 million in 1996. We attribute the 1998 increase primarily to reduced mutual company add-on taxes. We attribute the increase in 1997 from 1996 primarily to higher taxes on operations of $12 million and an increase in the mutual company add-on tax of $16 million.

Dividends to policyholders in 1998 increased $65 million, or 7.1%, to $981 million from $916 million in 1997, following an increase of $62 million, or 7.3%, from $854 million in 1996. We attribute the increases in both years primarily to growth in the participating business and the pass through of favorable investment, mortality and expense experience, including continued expense savings that resulted from the merger. The new dividend schedule, annually approved by the Board of Directors in the fourth quarter, is reflected in the Individual Line's operating results in the year the dividend is declared.

Retirement Services Operations

Year Ended December 31, 1998 Compared return to Years Ended December 31, 1997 and return 1996

Our Retirement Services line provides a variety of guaranteed and non-guaranteed investment accumulation products and ancillary services to the retirement market place.

The following table sets forth the components of net income for the Retirement Services operations:
                                                   Years Ended December 31,
                                               1998         1997          1996
                                               ----         ----          ----
                                                      ($ In Millions)
Revenue:
 Premium income                              $ 2,868      $ 2,466       $ 2,043
 Net investment income                           659          711           797
 Fees and other income                            17           14            18
                                             -------      -------       -------
                                               3,544        3,191         2,858
                                             -------      -------       -------
Benefits and expenses:
 Policyholders' benefits and payments          3,234        4,037         3,745
 Addition (reduction) to policyholders'
   reserves and funds                            103       (1,019)       (1,061)
 Commissions and operating expenses               89           83            69
 State taxes, licenses and fees                    3            1             5
 Merger restructuring costs                       --           --             5
                                             -------      -------       -------
                                               3,429        3,102         2,763
                                             -------      -------       -------
Net gain before federal income taxes and
   dividends                                     115           89            95
Federal income taxes                               6           13            30
                                             -------      -------       -------
Net gain from operations before dividends        109           76            65
Dividends to policyholders                         2            3             6
                                             -------      -------       -------
Net gain from operations                         107           73            59
Net realized capital gain (loss)                   2          (32)          (19)
                                             -------      -------       -------
Net income                                   $   109      $    41       $    40
                                             =======      =======       =======

Net income increased $68 million, or 165.9%, to $109 million in 1998 from $41 million in 1997, following an increase of $1 million, or 2.5%, from $40 million in 1996. We attribute the 1998 increase primarily to net realized capital gains as compared with a net realized capital loss in the prior year, improved investment spreads, lower federal income taxes and income resulting from increased assets under management. We attribute the 1997 increase primarily to lower federal income taxes, premium growth and cessation of merger costs, partially offset by increased net capital loss and higher operating expenses due to large investments in technology.

Selected premium and sales information is presented below:

                                                   Years Ended December 31,
                                                   ------------------------
                                               1998          1997          1996
                                               ----          ----          ----
                                                       ($ In Millions)
Premium Income
 Superflex                                    $1,440        $1,103        $  758
 Flexinvest                                      648           523           475
 RMAP                                            193             9            --
 Defined Benefit                                  69            97            75
 Interest Guarantee                              102           120           107
 Participating Guaranteed                         25            35            48
 Separate Accounts                               365           530           473
 GIC and Single Premium Annuity Contracts          3             9             8
 Governmental Separate Accounts                   16            10            48
 Other                                             7            30            51
                                              ------        ------        ------
 Total                                        $2,868        $2,466        $2,043
                                              ======        ======        ======
New Sales
 Superflex                                    $  836        $  515        $  304
 Flexinvest                                      229           218           184
 RMAP                                             76            15            --
 Defined Benefit                                  11             9             1
 Interest Guarantee                               11            10            22
 Participating Guaranteed                         35            50            39
 Separate Accounts                               226           241           216
 GIC and Single Premium Annuity Contracts         --             1            --
 Governmental Separate Accounts                    1            10            14
 Other                                            11             1             3
                                              ------        ------        ------
 Total                                        $1,436        $1,070        $  783
                                              ======        ======        ======

Premium income increased $402 million, or 16.3%, to $2,868 million in 1998 from $2,466 million in 1997, following an increase of $423 million, or 20.7%, from $2,043 million in 1996. We attribute the increases in both years primarily to higher premiums from the growth of our full service defined contribution business.

Net investment income decreased $52 million, or 7.3%, to $659 million in 1998 from $711 million in 1997, following a decrease of $86 million, or 10.8%, from $797 million in 1996. We attribute the decreases in both years primarily to a decrease in the line's general account assets, resulting from the trend of new deposits favoring separate account options and the scheduled maturities of non-participating guaranteed investment contracts and withdrawals of participating business.

Fees and other income increased $3 million, or 21.4%, to $17 million in 1998 from $14 million in 1997, following a decrease of $4 million, or 22.2%, from $18 million in 1996. We attribute the 1998 increase primarily to higher fee income resulting from increased assets under management. We attribute the 1997 decrease, primarily to a decrease in administrative fees, caused by the conversion of an older block of business to new contracts which have lower administrative fees.

Policyholders' benefits and payments decreased $803 million, or 19.9%, to $3,234 million in 1998 from $4,037 million in 1997, following an increase of $292 million, or 7.8%, from $3,745 million in 1996. We attribute the 1998 decrease primarily to lower withdrawals from non-participating guaranteed investment contracts and separate account business. In 1992, we stopped selling our guaranteed investment contract products. Withdrawals of these discontinued products totaled $384 million in 1998, $891 million in 1997 and $1,025 million in 1996. We may re-enter the guaranteed investment contract market in the future. We attribute the 1997 increase primarily to withdrawals of participating guaranteed investment contracts, and increased benefit payments for defined contribution contracts resulting from the growth in this business, partially offset by a reduction in withdrawals of non-participating guaranteed investment contracts.

Addition to policyholders' reserves and funds increased $1,122 million, or 110.1%, to $103 million in 1998 from a reduction to policyholders' reserves and funds of $1,019 million in 1997, following a increase of $42 million, or 4.0%, from a reduction of $1,061 million in 1996. We attribute the 1998 increase primarily to higher premium income and lower withdrawals, as discussed under policyholders' benefits and payments. We attribute the 1997 increase primarily to an increase in withdrawals, as discussed under policyholders' benefits and payments, partially offset by a higher level of deposits of full service defined contribution business.

Commissions and operating expenses increased $6 million, or 7.2%, to $89 million in 1998 from $83 million in 1997, following an increase of $14 million, or 20.3%, from $69 million in 1996. We attribute the 1998 increase primarily to higher commissions caused by improved sales and a modest increase in operating expenses related to the growth in the full-service defined contribution business. We attribute the 1997 increase primarily to a large investment in technology and business resources needed to support a rapidly growing defined contribution business and commissions related to the increased growth in the full service defined contribution business.

Federal income taxes decreased $7 million, or 53.8%, to $6 million in 1998 from $13 million in 1997, following a decrease of $17 million, or 56.7%, from $30 million in 1996. We attribute the 1998 decrease primarily to reduced mutual company add-on tax and audit settlements. We attribute the 1997 decrease primarily to a decrease in tax on timing differences, which lowered taxes on gain from operations.

Net realized capital gain (loss) increased $34 million, or 106.3%, to $2 million in 1998 from a net loss of $32 million in 1997, following a decrease of $13 million, or 68.4%, from a net loss of $19 million in 1996. We attribute the 1998 increase primarily to net gains in mortgage loans, real estate and other assets compared to losses in 1997. We attribute the 1997 decrease primarily to increased losses in mortgage loans and real estate.

Life and Health Benefits
Management Operations

On March 31, 1996, we sold MassMutual Holding Company Two, Inc., a wholly-owned subsidiary, and its subsidiaries, including Mirus Life Insurance Company. Mirus Life Insurance Company was formerly known as MML Pension Insurance Company and is currently doing business as "UniCARE". This group of companies comprised our group life and health business. Accordingly, our gain from operations for 1998, 1997 and 1996 does not include income generated by the GLA&H business.

As a result of reinsurance, we had no net premiums, policyholders' benefits and payments or addition to policyholders' reserves in this line since 1994. Direct premium income, prior to reinsurance with UniCARE, was $24 million in 1998, a decrease of $144 million, or 85.7%, from $168 million in 1997, which in turn was a decrease of 74.9% from $668 million in 1996. Direct premiums are decreasing due to the fact that when our contracts come up for renewal, they are being replaced with UniCARE contracts.

STATEMENT OF FINANCIAL
POSITION

Assets

The following table sets forth our assets:

                                                               December 31,
                                                               ------------
                                                           1998            1997
                                                           ----            ----
                                                              ($ In Millions)
Bonds                                                    $25,216         $23,508
Common stocks                                                296             355
Mortgage loans                                             5,917           5,246
Real estate                                                1,740           1,698
Other investments                                          2,264           1,964
Policy loans                                               5,224           4,950
Cash and short-term investments                            1,123           1,941
                                                         -------         -------
                                                          41,780          39,662
Other assets                                               1,306           1,170
                                                         -------         -------
                                                          43,086          40,832
Separate account assets                                   19,590          16,803
                                                         -------         -------
Total assets                                             $62,676         $57,635
                                                         =======         =======

Total assets increased $5,041 million, or 8.7%, to $62,676 million at December 31, 1998, from $57,635 million at December 31, 1997. We attribute much of this increase to continued growth in our separate account assets. Separate account assets increased by $2,787 million, or 16.6%, to $19,590 million at December 31, 1998, from $16,803 million at December 31, 1997. We attribute this increase primarily to market appreciation on existing assets, new deposits of individual variable products and defined contribution pension products, partially offset by withdrawals of participating guaranteed investment contracts. Invested assets in our general investment account at December 31, 1998, increased by $2,118 million, or 5.3%, to $41,780 million from $39,662 million at December 31, 1997.

Bonds increased $1,708 million, or 7.3%, to $25,216 million at December 31, 1998, from $23,508 million at December 31, 1997. This increase reflects a shift of funds from short-term investments late in the year, which were hedged to enhance earnings, partially offset by withdrawals of non-participating guaranteed investment contracts. Bonds and short-term securities in NAIC classes 1 and 2 were 57.3% of general investment account assets at December 31, 1998, as compared to 58.1% at December 31, 1997. The percentage of general investment account assets representing bonds and short-term investments in NAIC Classes 3 through 6 was 5.6% at December 31, 1998, and 5.8% at December 31, 1997.

Common stocks decreased $59 million, or 16.6%, to $296 million at December 31,1998, from $355 million at December 31, 1997. We attribute this decrease to increased sales of stocks to capture the effects of favorable market conditions. Investments in subsidiaries and affiliated common stock are not recorded as common stock, rather these investments are included in other investments.

Mortgage loans increased $671 million, or 12.8%, to $5,917 million at December 31, 1998, from $5,246 million at December 31, 1997. We attribute this increase primarily to continuation of our strategy of increasing our investments in mortgage loans. For the year ended December 31, 1998, $1,565 million in new loans were issued, $883 million were repaid and $11 million were foreclosed.

Real estate increased $42 million, or 2.5%, to $1,740 million at December 31, 1998, from $1,698 million at December 31, 1997. We attribute the increase in real estate primarily to our choice to increase our investments in hotel and commercial office buildings, to leverage our expertise in this field, and to capitalize on enhanced yields on these investments, which are partially offset by depreciation.

Policy loans increased $274 million, or 5.5%, to $5,224 million at December 31,1998, from $4,950 million at December 31, 1997. We attribute this increase to natural growth as individual and corporate life policyholders use loan proceeds to take advantage of other market opportunities such as returns in the equity market.

Cash and short-term investments at December 31, 1998, were $1,123 million, representing a decrease of $818 million, or 42.1%, from $1,941 million at December 31, 1997. We attribute this decrease to an increase in bond investments late in the year to take advantage of higher yielding private placement bonds.

Liabilities

Total liabilities increased $4,725 million, or 8.6%, to $59,487 million at December 31, 1998, from $54,762 million at December 31, 1997. As with assets, we attribute much of this growth to the growth in separate accounts, which increased $2,786 million, or 16.6%, to $19,589 million at December 31, 1998.

Policyholders' reserves and funds increased $1,494 million, or 4.4%, to $35,277 million from $33,783 million at December 31, 1997. We attribute the increase primarily to a $1,212 million growth in individual life and disability income reserves and a $799 million increase in reserves for large corporate life insurance clients, partially offset by a $428 million decrease in participating and non-participating group pension reserves and an $89 million decrease in general account individual annuity reserves.

Policyholders' dividends liability increased $68 million, or 7.1%, to $1,022 million from $954 million at December 31, 1997. We attribute this increase to the pass-through of favorable investment, mortality and expense experience, including expense reductions which resulted from the merger.

Policyholders' Contingency Reserves

Policyholders' contingency reserves increased $316 million, or 11.0%, to $3,189 million at December 31, 1998, from $2,873 million at December 31, 1997. This increase was composed of:

 .    1998 net income of $366 million,

 .    an increase of $17 million from unrealized capital gains,

 .    an increase of $8 million from change in prior year policyholders'
     reserves,

 .    an increase of $4 million due to other changes, and

 .    a decrease of $79 million due to the change in Asset Valuation Reserves and
     General Investment Reserves.

Liquidity and Capital
Resources

Liquidity

Net cash provided by operating activities increased $1,216 million, or 198.4%, to $1,829 million in 1998 from $613 million in 1997, following an increase of $248 million, or 68.0%, from $365 million in 1996. We attribute the increase in 1998 to higher net income and a $1,473 million increase in addition to policyholders' reserves. We attribute the increase during 1997 primarily to a reduction in participating and non-participating group pension contract maturities and withdrawals from our general investment account. In 1992, we stopped selling our guaranteed investment contract products. Withdrawals of these discontinued products have totaled $384 million in 1998, $891 million in 1997 and $1,025 million in 1996. We may re-enter the guaranteed investment contract market in the future.

Loans and purchases of investments increased $3,688 million, or 30.0%, to $15,981 million in 1998 from $12,293 million in 1997. Sales and maturities of investments and receipts from repayments of loans increased $789 million, or 6.3%, to $13,335 million in 1998 from $12,546 million in 1997. We attribute these increases primarily to increased investing activity as a result of cash provided by operating activities, a shift from short-term assets to bonds and increased funding of new affiliated investment funds.

We utilize sophisticated asset/liability analysis techniques in order to set the investment policy for each liability class and test the adequacy of the projected cash flows provided by assets to meet all of our future policyholder and other obligations. We perform these studies using stress tests regarding future credit and other asset losses, market interest rate fluctuations, claim losses and other considerations. The result is a complete picture of the adequacy of the underlying assets, reserves and capital.

We have structured our investment portfolio to ensure we have a strong liquidity position in order to permit timely payment of policy and contract benefits without requiring an untimely sale of assets. We manage our liquidity position by matching our exposure to cash demands with adequate sources of cash and other liquid assets.

Our principal sources of liquidity are cash flow and holdings of cash, cash equivalents and other readily marketable assets. Our primary cash flow sources include investment income, principal repayments on invested assets and life insurance premiums. Historically, we have consistently experienced net positive cash flow from operations.

Our liquid assets include U.S. Treasury bond holdings, short-term money market investments, stocks and marketable long-term fixed income securities. Cash and short-term investments totaled $1,123 million at December 31, 1998. The carrying value of highly liquid securities, including NAIC Class 1 and 2 publicly traded bonds, short-term securities and the common stock portfolio, was approximately $14.6 billion at December 31, 1998.

We proactively manage our liquidity position on an ongoing basis to meet cash needs while minimizing adverse impacts on investment returns. We analyze a variety of scenarios modeling potential demands on liquidity, taking into account the provisions of our policies and contracts in force, our cash flow position and the volume of cash and readily marketable securities in our portfolio.

One of our primary liquidity concerns is the risk of early contractholder and policyholder withdrawal. The three most affected products are individual life insurance and individual deferred annuities offered by the Individual Line and the participating products offered by the Retirement Services line. Life insurance policies are less susceptible to withdrawal than annuity contracts because annuities are primarily used as investment vehicles, while life policies are used to fulfill longer term financial planning needs. A substantial part of our individual life insurance exposure is focused on a well-seasoned, mature block of business. We closely evaluate and manage our liquidity risk by, for example, seeking to include provisions limiting withdrawal rights from general account products.

Based on our ongoing monitoring and analysis of our liquidity sources and demands, we believe that we are in a strong liquidity position.

Capital Resources

As of December 31, 1998, our total adjusted capital as defined by the NAIC was $4,669 million. The NAIC uses a risk-based capital ("RBC") model to compare the total adjusted capital with a standard designed to reflect an insurance company's risk profile. Although we believe that there is no single appropriate means of measuring RBC needs, we feel that the NAIC approach to RBC measurement is reasonable, and we manage our capital position with significant attention to maintaining adequate total adjusted capital relative to RBC. Our total adjusted capital was well in excess of all RBC standards at December 31, 1998 and 1997. We believe that we enjoy a strong capital position in light of the risks to which we are subject and that we are well positioned to meet policyholder and other obligations.

Year 2000 Issue

We prepared the following Year 2000 readiness disclosure under the U. S. "Year 2000 Information and Readiness Disclosure Act" (Public Law No. 105-271).

General

Like other businesses and governments around the world, we would be adversely affected if our computer systems and those of others with which we do business do not properly recognize the Year 2000. This is commonly known as the "Year 2000 ("Y2K") issue."

In 1996, we began an enterprise-wide process to address the Y2K issue on our own behalf and on behalf of certain subsidiaries.

The Y2K issue affects virtually all organizations worldwide. Moreover, the electronic links between businesses and governments mean that complete Y2K compliance is beyond the ability of any one entity to achieve. Vigorous and coordinated Y2K readiness efforts throughout the public and private sectors are necessary to avoid disruption after 1999.

Risks

We plan to have our computer systems ready for the Year 2000. We have identified Y2K readiness as one of our highest priorities and have committed extensive technological, financial and human resources to minimizing the impact of Y2K on our business. We believe that our Project 2000 program will limit the number and severity of any Y2K-related disruptions.

We do not have any knowledge of any particular event, trend or uncertainty that makes us believe that there will be significant Y2K-related disruption to our business. However, the potential for disruption remains, particularly given the electronic connections and interdependencies in today's business environment and the fact that our Y2K readiness is tied to that of third parties.

We do not know and cannot predict the potential impact of Y2K disruptions upon our business. There are possible consequences if we or the third parties that we do business with, are not ready for Y2K. These possible consequences may include the inability to process premiums, to purchase or sell investments or to process claims and other benefits.

Risks of Litigation

We have no reason to expect any particular Y2K litigation. However, Y2K litigation is a possibility, given the interdependencies of information systems and the worldwide magnitude of the Y2K issue. We currently have no reason to expect that Y2K litigation would materially adversely affect our financial position, operations or liquidity.

Examination - Massachusetts Division of Insurance

We are legally domiciled in the Commonwealth of Massachusetts. Our primary regulator is the Commonwealth of Massachusetts Division of Insurance (the "Division"). The Division is conducting Y2K examinations of most, if not all, of the insurance companies domiciled in the Commonwealth. In November 1998, as part of an ongoing examination, the Division conducted an on-site examination of our readiness for the Year 2000. The Division found no weaknesses in our Project 2000, and recommended no changes other than an acceleration of contingency planning, which is already under way.

Project 2000

In 1996, we began an enterprise-wide process of identifying, evaluating and implementing changes to computer systems, to address the Y2K issue. We established Project 2000 the following year as the corporate-wide program responsible for addressing all requirements associated with the century date change. Project 2000 operates under the direction and accountability of senior management, and leads and coordinates Y2K activities with representatives from every information systems and business unit.

Project 2000 addresses both systems compliance and business compliance.

 .    Systems compliance includes all information technology department-supported applications, (computer technology hardware and software), and all on-site physical facilities, such as internal heating, air conditioning, telecommunications, elevators, security systems, and emergency power for our data center.

 .    Business compliance includes end-user computing (such as desktop and spreadsheet applications) in the business units. It also includes risk management of any business function dependent upon external systems or third parties. Contingency planning is a prime component of risk management activities.

Y2K Compliant Standards

In order for information systems or software applications to be Y2K compliant according to our standards, the system or application must demonstrate that it can successfully accommodate the Year 2000 date and beyond. All computer hardware, operating software and applications systems, whether internally or vendor-developed, must go through our Y2K certification process. This is required even if the vendor claims its product is Y2K compliant.

Our certification requires, among other things, multiple levels of testing in current-date and future-date environments. Testing must successfully demonstrate:

 .    Rolling over the century date, from the last processing day in 1999 through the first processing day in 2000.

 .    Handling leap year processing in 2000.

 .    Transitioning from 2000 to 2001, including Julian calendar date processing.

We examine each application for additional dates pertinent to its particular processing requirements.

Upgrades and changes to certified products must be re-certified according to our standards before being introduced into the computing environment.

Successful future-date testing, with appropriately dated information, is important because it mimics the environment, data and application as it will exist after 1999. Future-date testing occurs in separate, isolated computer environments. We also conduct full production volume future-date testing periodically at our disaster-recovery site, a separate location where we have previously established business and systems recovery plans.

Costs

As of January 15, 1999, we made estimates of the cost of Project 2000. The total cost of the four year project is estimated to total $92 million enterprise-wide. We began incurring these costs in 1997 and have already spent approximately $70 million. We estimate that an additional $20 million will be incurred in 1999 and $2 million will be incurred in 2000. We are expensing these costs when incurred. When viewed in context of our total financial picture, the costs are not material to our financial position.

Staffing

As of February 28, 1999, we had approximately 120 full-time equivalent information systems employees and 70 full-time and part-time consultants working on Project 2000. In addition, approximately 100 employees from our business units are working at least part-time on Project 2000. This is down from a high of 300 employees and 150 consultants. We expect the number of people working on this project to continually decrease as 1999 progresses and Y2K work is completed.

State of Readiness

Our Project 2000 manager maintains an enterprise-wide plan that tracks planned vs. actual completion dates. We have planned for most mission critical systems to be Y2K compliant by the end of 1998, and for the remainder of our internal computer systems to be Y2K compliant by June 30, 1999. Project 2000 is on schedule.

 .    Computer code conversion of all information technology-department supported applications was 99% complete by February 28, 1999. We had identified over 52 million lines of mainframe code that needed to be converted.

 .    We have completed most correction and testing of internal mission critical systems. We anticipate the
     remainder to be completed by June 30, 1999. Of the 309 mission critical projects, 81% were completed as of December 31, 1998. An additional 43 projects, or 14%, are targeted for completion by the end of March 1999, bringing the combined percentage to 95%. We plan to complete the remaining 16 projects, or 5%, by June 30, 1999.

 .    End-user computing such as desktop and spreadsheet applications is well under way and is targeted to be complete by June 30, 1999.

 .    The critical core infrastructure for our on-site physical facilities
     (internal heating, air conditioning, telecommunications, elevators, security systems, and emergency power for our data center) was Y2K compliant by December 31, 1998.

Major activities planned for 1999 include:

 .    Change Control. We will continue testing our computer technology hardware
     --------------
     and software throughout 1999. Future-date testing will also continue when necessary. During the remainder of 1999, we will also focus on keeping previously tested applications Y2K compliant.

 .    Enterprise Testing. We will continue to conduct internal, enterprise-wide
     ------------------
     integrated tests, concentrating on major systems and environments.

 .    "Street" or Industry Testing. We will be joining forces with many of our
     ----------------------------
     service providers and other third parties, to test communication links.

 .    Awareness and Communication. We will continue to communicate widely, with
     ---------------------------
     policyholders, customers, vendors, service providers, governments and others about Project 2000.

 .    Operational Readiness. We will determine what is needed to respond to our
     ---------------------
     policyholders and customers. For example, we will make sure that customer service centers are adequately staffed should we receive a great number of year-end Y2K inquiries.

 .    Readiness of Third Parties. We are assessing the Y2K readiness of others.
     --------------------------

 .    Contingency Planning. We are developing contingency plans as needed.
     --------------------

Third Parties

Third parties with which we do business include:

 .    banks,

 .    financial service providers,

 .    mutual funds,

 .    third party administrators,

 .    reinsurers,

 .    telecommunications firms,

 .    utility companies,

 .    security and climate control systems companies,

 .    package transportation carriers, and

 .    governmental agencies such as

     .    the state insurance departments,

     .    the Internal Revenue Service, and

     .    the Securities and Exchange Commission.

We have identified all of the third parties with which we have a material business relationship, and have contacted them as to their Y2K compliance. We have also identified and contacted third parties which are not material to our business. Third parties are generally not providing guarantees and assurances about their Y2K compliance, but instead are providing statements about their approach to the Y2K issue, their progress and target dates.

Given our reliance on third parties, a major focus in 1999 is assessing third parties' Y2K compliance. Their responses are a key factor in decisions about our Y2K contingency plans. Y2K readiness by third parties with which we have a material relationship is most important. If necessary for us to make an assessment of Y2K readiness of these parties, we ask for additional information. Our approach with them is to conduct telephone interviews, send more detailed questionnaires, conduct account manager interviews, and if necessary, make an on-site visit.

Contingency Plans

Because of the comprehensive requirements of our Project 2000, we believe our general risk of Y2K- related failure is low. However, we will create detailed contingency plans as necessary, based upon the expected impact on us and our judgment, about the level of risk. Risks are presented by both internal computer systems, those developed and operated by us, and by third parties which provide services and electronic data to us. We have identified critical business functions and are developing a watch list of critical service providers and systems that support these functions.

Contingency planning falls into two broad categories:
business continuity plans and systems recovery plans.

Existing business recovery plans form the foundation for the Y2K business continuity efforts and will be supplemented with Y2K requirements. Our business areas are assessing the policies and responses that may be needed, since potential scenarios are unique to the business areas. In general, however, the business continuity plans will address failures caused by external sources, and fall into three situations which include:

 .    a failure by a third party,

 .    a failure of an internal system or function due to corrupt data from a third party, and

 .    a power outage in our business offices.

Necessary parts of each plan will include a description of failure indicators, contingency actions, preparation steps necessary to successfully invoke the contingency actions, timetables for preparatory steps, and guidelines for resumption of regular activities. Plans will differ according to type and duration of failure.

Systems recovery plans address our internal systems infrastructure. We will develop plans by computing platform and will detail information on each system's product or group of products (such as operating systems.) Each plan will include:

 .    a timetable of how and when products will be started on January 1, 2000;

 .    the individual or unit responsible for each product;

 .    the recovery plan if the product will not come up or will not work correctly;

 .    the steps that will be taken in each event; and

 .    the vendor contact, if any.

We will conduct tests and walkthroughs of the plans. Our internal auditing department will be involved with these tests and walkthroughs.

Contingency planning is a high-priority project. We expect to have any needed contingency plans in place by year-end, 1999.

Inflation

Inflation affects our operating expenses. A large portion of our operating expenses consist of salaries, which are subject to wage increases that are at least partially affected by the rate of inflation. Our continuing efforts to control expenses may reduce the impact of inflation on operating expenses.

Inflation also indirectly affects us. To the extent that the government's economic policy to control the level of inflation results in changes in interest rates, our new sales of insurance and retirement products and investment income are affected. Changes in the level of interest rates also have an effect on interest spreads, as investment earnings are reinvested.

Investments

At December 31, 1998, we had $41.8 billion of invested assets in our general investment account. We manage the portfolio of invested assets to support the liabilities of the lines of business in light of yield, liquidity and diversification considerations. The general investment account portfolio does not include our separate account assets.

The following table sets forth our invested assets in the general investment account and gross investment yield thereon, after deducting real estate operating expenses and taxes, as of the dates indicated.

                                                                              December 31,
                                                                              ------------
                                                  1998                            1997                              1996
                                      --------------------------      --------------------------      ----------------------------
                                      Carrying    % of                Carrying    % of                Carrying      % of
                                        Value     Total    Yield        Value     Total    Yield        Value       Total    Yield
                                      --------------------------      --------------------------      ----------------------------
                                                                            ($ In Millions)

Bonds                                  $25,216    60.3%     8.1%       $23,508    59.3%     8.1%       $24,299      63.0%     8.2%
Common stocks                              296     0.7      1.7            355     0.9      1.0            337       0.9      1.1
Mortgage loans                           5,917    14.2      8.2          5,246    13.2      9.2          4,853      12.6      9.6
Real estate                              1,740     4.2     13.3          1,698     4.3     11.7          1,841       4.8      9.6
Other investments                        2,264     5.4      5.1          1,964     4.9      6.3          1,426       3.6      4.4
Policy loans                             5,224    12.5      7.9          4,950    12.5      7.9          4,752      12.3      7.9
Cash and short-term
   investments                           1,123     2.7      7.0          1,941     4.9      4.9          1,075       2.8      5.9
                                      ---------  ------   ------      ---------  ------   ------      ---------  ------   --------
Total investments                      $41,780   100.0%     8.3%       $39,662   100.0%     8.5%       $38,583     100.0%     8.5%

1998, 1997 and 1996, respectively. If indirect expenses including depreciation on real estate investments were deducted, net yields would be 7.5%, 7.6% and 7.6%, respectively. We calculate the yield on each investment category, before federal income taxes, as: (a) two times gross investment income, which for real estate deducts operating expenses and real estate taxes, divided by (b) the sum of assets at the beginning of the year and assets at the end of the year, less gross investment income.

We record our investments in accordance with methods and values prescribed by the NAIC and adopted by state insurance authorities. Generally, we value bonds at amortized cost, preferred stocks in good standing at cost, and common stocks at fair value. We value mortgage loans at principal less impairments and unamortized discount. We value real estate at cost less accumulated depreciation, impairments and mortgage encumbrances. We calculate depreciation on investment real estate using the straight-line and constant yield methods. We record policy loans at the outstanding loan balance less amounts unsecured by the cash surrender value of the policy. We record short-term investments at amortized cost, which approximates fair value. We value other investments, which primarily consist of joint ventures, other forms of partnerships and the common stocks of subsidiaries, using the equity method.

We periodically use standard derivative financial instruments such as options, interest rate swaps and forward exchange contracts to hedge certain risks associated with anticipated purchases and sales of investments and certain payments denominated in foreign currencies. We use these derivative financial instruments to protect us from market fluctuations in interest and exchange rates between the contract date and the date on which the hedged transaction occurs. We are subject to off-balance sheet risk that the counterparties of the transactions will fail to perform as contracted. We manage this risk by only entering into contracts with highly rated institutions and listed exchanges. We do not hold or issue derivative financial instruments for trading purposes.

Bonds

The following table provides certain information regarding the maturity distribution of bonds (excluding short-term securities):

                                                     Bond Maturities
                                                    December 31,1998
                                                    ----------------
                                              Carrying             % of
                                               Value               Total
                                               -----               -----
                                                     ($ In Millions)
Due in one year or less                       $   556                2.2%
Due after one year
   through five years                           4,151               16.5
Due after five years
   through ten years                            8,623               34.2
Due after ten years                             5,320               21.1
Mortgage-backed
   securities(1)                                6,566               26.0
                                              -------              -----
                                              $25,216              100.0%
                                              =======              =====

(1) Average life is 5.1 years, including securities guaranteed by the U.S. Government.

As of December 31, 1998, mortgage-backed securities in the bond portfolio consisted of $3.7 billion of GNMA, FNMA, FHLMC and FHA mortgage-backed pass-through securities, and $2.9 billion of government agency-backed collateralized mortgage obligations.

Substantially all of our publicly traded and privately placed bonds are evaluated by the NAIC's Securities Valuation Office ("SVO"), which assigns securities to one of six NAIC investment classes, with Class 1 securities being the highest quality and Class 6 securities being the lowest quality. Classes 1 and 2 are investment grade, Class 3 is medium quality and Classes 4, 5 and 6 are non-investment grade. For securities which have not as yet been rated by the NAIC, we use an internal rating system. We believe that our internal rating system is similar to that used by the SVO.

The table below sets forth the NAIC SVO ratings for our bond portfolio (including short-term securities) along with what we believe are the equivalent public rating agency designations. At December 31, 1998 and 1997, 91.2% and 90.9%, respectively, of the portfolio was invested in NAIC Class 1 and 2 securities.

                               Bond Credit Quality
                        (includes short-term securities)

                                                              December 31,
                                                              ------------
                                                    1998                        1997
                                                    ----                        ----
                                                            ($ In Millions)

NAIC
Bond                Rating Agency          Carrying        % of         Carrying        % of
Rating            Equivalent Designation    Value          Total          Value         Total
------            ----------------------    -----          -----          -----         -----
1                   Aaa/Aa/A               $16,014         61.0%        $15,594         61.6%
2                   Baa                      7,931         30.2           7,434         29.3
3                   Ba                       1,498          5.7           1,533          6.1
4                   B                          752          2.9             683          2.7
5                   Caa and lower               35          0.1              55          0.2
6                   In or near default          35          0.1              37          0.1
                                           -------        -----         -------        -----
                      Total                $26,265        100.0%        $25,336        100.0%
                                           =======        =====         =======        =====

Of our publicly traded bonds, 95.3% were rated as NAIC Classes 1 and 2 at December 31, 1998, compared to 96.1% at December 31, 1997. We utilize our investments in the privately placed bond portfolio to enhance the value of the overall portfolio, increase diversification and obtain higher yields than are possible with comparable quality public market securities. To control risk, we rely upon broader access to management information, strengthened negotiated protective covenants, call protection features, and a higher level of collateralization than can customarily be achieved in the public market. The strength of the privately placed bond portfolio is demonstrated by the predominance of NAIC Classes 1 and 2 securities.

The tables below set forth the NAIC SVO ratings for our publicly traded and privately placed bond portfolios (including short-term securities), along with what we believe are the equivalent public rating agency designations:

                       Publicly Traded Bond Credit Quality
                        (includes short-term securities)

                                                                  December 31,
                                                                  ------------
                                                        1998                        1997
                                                        ----                        ----
                                                                ($ In Millions)
NAIC
Bond                Rating Agency             Carrying        % of         Carrying        % of
Rating            Equivalent Designation       Value          Total         Value          Total
------            ----------------------       -----          -----         -----          -----
1                   Aaa/Aa/A                  $11,921         79.5%        $11,632         78.2%
2                   Baa                         2,374         15.8           2,665         17.9
3                   Ba                            356          2.4             320          2.2
4                   B                             328          2.2             247          1.7
5                   Caa and lower                  17          0.1               5          0.0
6                   In or near default              1          0.0               1          0.0
                                              -------        -----         -------        -----
                      Total                   $14,997        100.0%        $14,870        100.0%
                                              =======        =====         =======        =====

                      Privately Placed Bond Credit Quality
                        (Includes Short-Term Securities)

                                                           December 31,
                                                           ------------
                                                     1998                         1997
                                                     ----                         ----
                                                              ($ In Millions)
NAIC
Bond                Rating Agency          Carrying         % of         Carrying         % of
Rating            Equivalent Designation     Value          Total          Value          Total
------            ----------------------     -----          -----          -----          -----
1                   Aaa/Aa/A               $  4,093         36.3%        $  3,962         37.9%
2                   Baa                       5,557         49.3            4,769         45.5
3                   Ba                        1,142         10.1            1,213         11.6
4                   B                           424          3.8              436          4.2
5                   Caa and lower                18          0.2               50          0.5
6                   In or near default           34          0.3               36          0.3
                                            -------        -----          -------        -----
                     Total                  $11,268        100.0%         $10,466        100.0%
                                            =======        =====          =======        =====

The following table sets forth by industry category the carrying value and percent of total of the bond portfolio, including short-term securities, as of December 31, 1998:

                           Bond Portfolio By Industry
                        (includes short-term securities)

                                                                            December 31, 1998
                                                                            -----------------
                                                    Public                        Private                         Total
                                          --------------------------------------------------------------------------------------
                                          Carrying          % of        Carrying           % of        Carrying           % of
Industry Category                          Value            Total        Value             Total         Value            Total
                                          --------------------------------------------------------------------------------------
                                                                             ($ In Millions)
Collateralized (1)                        $ 7,655            51.0%       $   434             3.9%       $ 8,089            30.7%
U.S. Government                             2,415            16.1            265             2.4          2,680            10.2
Finance                                       869             5.8          1,094             9.7          1,963             7.5
Producer goods                                796             5.3          1,740            15.4          2,536             9.7
Consumer goods                                519             3.5          1,291            11.5          1,810             6.9
Natural resources                             494             3.3            838             7.4          1,332             5.1
Utilities                                     866             5.8            606             5.4          1,472             5.6
Other services                                175             1.2            867             7.7          1,042             4.0
Media                                         253             1.7            461             4.1            714             2.7
Transportation                                150             1.0            515             4.6            665             2.5
Retail                                        140             0.9            384             3.4            524             2.0
Health care                                   165             1.1            285             2.5            450             1.7
Aerospace                                     105             0.7            229             2.0            334             1.3
Others                                        395             2.6          2,259            20.0          2,654            10.1
                                          -------           -----        -------           -----        -------           -----
  Total                                   $14,997           100.0%       $11,268           100.0%       $26,265           100.0%
                                          =======           =====        =======           =====        =======           =====

(1) These bonds are collateralized by mortgages backed by FNMA, GNMA, FHLMC or FHA and include collateralized mortgage obligations and pass-through securities. These amounts also include asset backed securities such as credit card and automobile securities.

We estimate the fair value of bonds based upon quoted market prices for actively traded securities. We subscribe to commercial pricing services that provide estimated fair values of fixed income securities that are not actively traded. We generally determine fair values for privately placed bonds by applying interest spreads based on quality and asset type to the appropriate duration on the U.S. Treasury yield curve.

The tables below set forth the carrying value, gross unrealized gains and losses, net unrealized gains and losses and estimated fair value of our bond portfolio (excluding short-term securities) at December 31, 1998 and 1997:

                                                                 December 31, 1998
                                                                 -----------------
                                                               Gross          Gross              Net          Estimated
                                           Carrying         Unrealized      Unrealized       Unrealized           Fair
                                             Value             Gains          Losses            Gain              Value
                                           ----------------------------------------------------------------------------
                                                                   ($ In Millions)
U.S. Treasury securities
  and obligations of U.S.
  government corporations
  and agencies                              $ 4,945          $   473          $    21          $   452          $ 5,397
Foreign governments                              41                1                1               --               41
Mortgage-backed securities                    3,735              188               14              174            3,909
State and local governments                     361               33                8               25              386
Corporate debt securities                    14,133              845              118              727           14,860
Utilities                                       886              103               --              103              989
Affiliates                                    1,115                1                1               --            1,115
                                            -------          -------          -------          -------          -------
                                            $25,216          $ 1,644          $   163          $ 1,481          $26,697
                                            =======          =======          =======          =======          =======


                                                               December 31, 1997
                                                               -----------------
                                                             Gross           Gross              Net          Estimated
                                          Carrying         Unrealized      Unrealized       Unrealized           Fair
                                            Value            Gains           Losses            Gain              Value
                                          ----------------------------------------------------------------------------
                                                                         ($ In Millions)
U.S. Treasury securities
  and obligations of U.S.
  government corporations
  and agencies                             $ 6,241          $   470          $    10          $   460          $ 6,701
Foreign governments                             83                5                3                2               85
Mortgage-backed securities                   3,009              188                9              179            3,188
State and local governments                    362               24                1               23              385
Corporate debt securities                   12,149              765               47              718           12,867
Utilities                                      872              100                2               98              970
Affiliates                                     792                3                1                2              794
                                           -------          -------          -------          -------          -------
                                           $23,508          $ 1,555          $    73          $ 1,482          $24,990
                                           =======          =======          =======          =======          =======

Bond Portfolio Surveillance and Under-
Performing Investments

We review all bonds on a regular basis utilizing the following criteria:

 .    material declines in revenues or margins,

 .    significant uncertainty regarding the issuer's industry,

 .    debt service coverage or cash flow ratios that fall below industry-specific thresholds,

 .    violation of financial covenants,

 .    trading of public securities at a substantial discount due to specific credit concerns and

 .    other subjective factors that relate to the issuer.

We actively review the bond portfolio to estimate the likelihood and amount of financial defaults or write-downs in the portfolio and to make timely decisions as to the potential sale or re-negotiation of terms of specific investments.

We do not accrue interest income on bonds delinquent more than 90 days or when we believe the collection of interest is uncertain. Interest not accrued on bonds was $7 million for the year ended December 31, 1998, and $1 million for the year ended December 31, 1997.

The NAIC defines under-performing bonds as those whose deferral of interest and/or principal payments are deemed to be caused by the inability of the obligor to make such payments as called for in the bond contract.

The following table sets forth bonds in NAIC Classes 5 and 6, split between performing and under-performing status:

             NAIC Class 5 and 6 Bonds
                  Carrying Value
                                           December 31,
                                           ------------
                                       1998           1997
                                       ----           ----
                                         ($ In Millions)
Performing:
  Public                                $17            $ 5
  Private                                18             50
                                        ---            ---
   Total performing                      35             55
                                        ---            ---
Under-performing:
  Public                                  1              1
  Private                                34             36
                                        ---            ---
   Total under-performing                35             37
                                        ---            ---
Total                                   $70            $92
                                        ===            ===

As a result of our conservative monitoring process, we generate an internal watch list which includes certain securities that would not be classified as under-performing under the SVO credit rating system. At December 31, 1998, we placed bonds having a carrying value of $505 million, 2.0% of the total bond portfolio, on our internal watch list. Our internal watch list is comprised of bonds that have the following NAIC ratings: $4 million NAIC Class 1, $102 million NAIC Class 2, $125 million NAIC Class 3, $257 million NAIC Class 4 and $17 million NAIC Class 5.

Mortgage Loans

Mortgage loans represented 14.2% of the total investments in the general account at December 31, 1998, compared to 13.2% at December 31, 1997. Mortgage loans consist of commercial mortgage loans and residential mortgage loan pools. At December 31, 1998, commercial mortgage loans comprised 77.7%, and at December 31, 1997, 73.0% of the mortgage loan portfolio.

Total gross investment income on mortgage loans for the year ended December 31, 1998, was $441 million, a 1.1% decrease from $446 million in 1997. We attribute this decrease to high yielding loans leaving the portfolio at maturity, or through prepayments, being replaced by new loans issued at current market rates lower than the portfolio average. The average yield on mortgage loans was 8.2% for the year ending December 31, 1998, and 9.2% for the year ending December 31, 1997. Net realized capital gains (losses) on mortgage loans were $5 million for the year ended December 31, 1998, compared to a loss of $57 million for the year ended December 31, 1997. The following table provides certain information regarding the maturity distribution of mortgage loans:


                                        Mortgage Loan Maturities
                                           December 31, 1998
                                           -----------------
                                       Carrying            % of
                                        Value              Total
                                        -----              -----
                                              ($ In Millions)
Due in one year
   or less                              $  341               5.8%
Due after one year
   through five years                    1,148              19.4
Due after five years
   through ten years                     1,610              27.2
Due after ten years                      1,496              25.3
                                        ------             -----
                                         4,595              77.7
Residential                              1,322              22.3
                                        ------             -----
Total                                   $5,917             100.0%
                                        ======             =====

Expected maturities will differ from contractual maturities because a borrower may have the right to call or prepay obligations with or without prepayment penalties.

Residential

The residential mortgage loan portfolio consists of conventional and FHA/VA mortgage pools. These investments have provided us with excellent loss/risk experience. We impose rigorous investment standards, including governmental agency guarantees, seasoned pools and discount pricing as protection against prepayment risk.

Commercial

Our commercial mortgage loan portfolio consists of fixed and floating rate loans on completed, income producing properties. The majority of the portfolio is fixed rate mortgages.

At December 31, 1998, 82.7% of the commercial mortgage loan portfolio consisted of bullet loans (loans that do not fully amortize over their term) compared to 86.0% at December 31, 1997.

We had $181 million of bullet loans scheduled to mature during 1998, of which, $96 million, or 53.0%, were paid in full at maturity, $6 million, or 3.3%, were refinanced, $43 million, or 23.8%, were granted short term extensions, and $36 million, or 19.9%, were foreclosed or paid off at a discount.

During 1998, all renewed bullet loans were performing assets prior to renewal and all loan renewals reflected market conditions. Past experience with regard to bullet maturities, however, is not necessarily indicative of future results.

We consider the maturities of commercial mortgage loans to be sufficiently diversified, and we carefully monitor and manage them in light of our liquidity needs.

The following tables set forth by property type and geographic distribution the commercial mortgage loan portfolio:

                                       Commercial Mortgage Loans by
                                                Property Type
                                                 December 31,
                                                 ------------
                                         1998                    1997
                                         ----                    ----
                              Carrying         % of    Carrying         % of
                                Value          Total     Value          Total
                                -----          -----     -----          -----
                                                ($ In Millions)

Office                          $1,484          32.3%    $1,040          27.1%
Industrial and Other             1,152          25.1        468          12.2
Hotels and Motels                  706          15.4        647          16.9
Retail                             700          15.2        745          19.5
Apartments                         552          12.0        928          24.2
Commercial Pools                     1           0.0          3           0.1
                                ------         -----     ------         -----
                                $4,595         100.0%    $3,831         100.0%
                                ======         =====     ======         =====


                                   Commercial Mortgage Loans by
                                      Geographic Distribution
                                            December 31,
                                            ------------
                                  1998                      1997
                                  ----                      ----
                        Carrying         % of      Carrying        % of
                         Value           Total      Value          Total
                         -----           -----      -----          -----
                                         ($ In Millions)

West                    $  976           21.3%     $  697           18.2%
Northeast                  778           16.9         695           18.1
Southwest                  764           16.6         685           17.9
Midwest                    731           15.9         532           13.9
Southeast                  726           15.8         634           16.6
Mid-Atlantic               620           13.5         588           15.3
                        ------          -----      ------          -----
                        $4,595          100.0%     $3,831          100.0%
                        ======          =====      ======          =====

Mortgage Loan Portfolio Surveillance
and Under-Performing Investments

We actively monitor, manage and directly service our commercial mortgage loan portfolio. Our personnel perform or review all aspects of loan origination and portfolio management, including:

 .    lease analysis,
 .    property transfer analysis,
 .    economic and financial reviews,
 .    tenant analysis and
 .    oversight of default and bankruptcy proceedings.

We re-value all properties each year and re-inspect all properties either each year or every other year based on internal quality ratings.

We use the following criteria to determine whether a current or potential problem exists:

 .    borrower bankruptcies,
 .    major tenant bankruptcies,
 .    requests for restructuring,
 .    delinquent tax payments,
 .    late payments,
 .    loan-to-value or debt service coverage deficiencies and
 .    overall vacancy levels.

Restructured mortgage loans are loans for which current payment terms have been modified to less than current market rates, at the time of modification and are currently performing in accordance with such modified terms. We do not classify loans, which maturities have been extended but on which current payments are being made at or above market interest rates, as restructured loans.

The carrying values of current and potential problem commercial mortgage loans as of the dates indicated were as follows:

                          Current and Potential Problem
                            Commercial Mortgage Loans

                                              December 31,
                                              ------------
                                          1998           1997
                                          ----           ----
                                             ($ In Millions)
Restructured                              $127           $193
In Process of Foreclosure                    6             48
In Default                                  14             22
Actively Managed Properties                 --             20
                                          ----           ----
   Total                                  $147           $283
                                          ====           ====

The AVR contains a commercial mortgage loan component which totaled $141 million at the end of 1998. In addition, at December 31, 1998, we maintained a separate voluntary commercial mortgage loan investment reserve of $42 million for properties in the process of foreclosure and for other anticipated losses. See "Write-downs and Investment Reserves."

We do not accrue interest income on mortgage loans which are delinquent more than 90 days or when we believe the collection of interest is uncertain. Interest not accrued on mortgage loans totaled $1 million in 1998 and $3 million in 1997.

The following tables set forth current and potential problem commercial mortgage loans, excluding residential mortgage pools of $1,322 million, by property type and geographic region:

                      Commercial Mortgage Loan Distribution
                                By Property Type

                                               December 31, 1998
                                               -----------------
                                                    Problem        % of
                                    Total Loan        Loan        Total Loan
                                      Amount         Amount         Amount
                                      ------------------------------------
                                                 ($ In Millions)
Office                                $1,484         $   78           5.3%
Industrial & Other                     1,152             11           1.0
Hotels & Motels                          706             --           0.0
Retail                                   700             37           5.3
Apartments                               552             21           3.8
Commercial Pools                           1             --           0.0
                                      ------         ------           ---
   Total                              $4,595         $  147           3.2%
                                      ======         ======           ===

                      Commercial Mortgage Loan Distribution
                          By Geographic Distribution

                                            December 31, 1998
                                            -----------------
                                                Problem          % of
                              Total Loan         Loan         Total Loan
                                Amount          Amount          Amount
                                --------------------------------------
                                            ($ In Millions)
West                            $  976          $   53            5.4%
Northeast                          778              30            3.9
Southwest                          764               6            0.8
Midwest                            731              30            4.1
Southeast                          726              --            0.0
Mid-Atlantic                       620              28            4.5
                                ------          ------            ---
   Total                        $4,595          $  147            3.2%
                                ======          ======            ===

The following is a comparison of our commercial mortgage loan experience against the latest available industry averages as provided by the American Council of Life Insurance ("ACLI"). We establish reserves for commercial mortgage loans in the process of foreclosure, and recognize losses on such commercial mortgage loans only upon foreclosure.

                     MassMutual and Life Insurance Industry
                      Commercial Mortgage Loan Comparisons

                           December 31, 1998        December 31, 1997
                           -----------------        -----------------

                           MassMutual    ACLI      MassMutual    ACLI
                           ----------    ----      ----------    ----

Delinquent (1)               0.31%       0.17%       0.56%       0.32%
Restructured (2)             2.76        3.02        5.34        4.61
In foreclosure               0.13        0.31        1.22        0.58
                             ----        ----        ----        ----
  Subtotal                   3.20        3.50        7.12        5.51
Foreclosed                   0.38        0.44        1.08        0.85
                             ----        ----        ----        ----
  Total                      3.58%       3.99%       8.20%       6.36%
                             ====        ====        ====        ====

(1) Commercial mortgage loans are classified as delinquent when two or more payments are past due.
(2) Commercial mortgage loans are classified as restructured when they are in good standing, but the basic terms such as interest rate or maturity date have been modified as a result of an actual or anticipated delinquency.

We compare our residential mortgage loan experience to industry averages. At December 31, 1998, our delinquency rate was 2.35% as compared to the industry average of 2.49% according to the Mortgage Bankers Survey.

Real Estate

The real estate portfolio includes real estate properties originally acquired as investments, occupied by us and real estate we acquired through foreclosure.

The following tables illustrate the diversity of the real estate portfolio by property type and geographic distribution:


                                                 Real Estate by
                                                 Property Type
                                                 December 31,
                                                 ------------
                                          1998                  1997
                                          ----                  ----
                                Carrying       % of     Carrying      % of
                                 Value         Total     Value        Total
                                 -----         -----     -----        -----
                                               ($ In Millions)
Office                          $  652         37.4%    $  612         36.0%
Hotels and Motels                  572         32.9        549         32.3
Retail                             222         12.8        241         14.2
Apartments                         170          9.8        156          9.2
Industrial and Other               124          7.1        140          8.3
                                ------        -----     ------        -----
  Total                         $1,740        100.0%    $1,698        100.0%
                                ======        =====     ======        =====

                                               Real Estate by
                                         Geographic Distribution
                                               December 31,
                                               ------------
                                       1998                     1997
                                       ----                     ----
                            Carrying         % of      Carrying       % of
                              Value          Total      Value         Total
                              -----          -----      -----         -----
                                              ($ In Millions)
Northeast                    $  434          24.9%     $  371          21.8%
Southeast                       316          18.2         378          22.3
Mid-Atlantic                    277          15.9         299          17.6
Midwest                         271          15.6         257          15.1
West                            258          14.8         193          11.4
Southwest                       184          10.6         200          11.8
                             ------         -----      ------         -----
  Total                      $1,740         100.0%     $1,698         100.0%
                             ======         =====      ======         =====
At the close of 1998, our real estate portfolio consisted of 137 properties with a statement value in excess of $1.7 billion. The portfolio is primarily unleveraged with only $64 million in third party non-recourse debt outstanding at December 31, 1998.

Real estate produced gross investment income of $336 million for the year ended December 31, 1998, and $317 million for the year ended December 31, 1997. Net capital gains and losses from sales transactions and impairments were gains of $34 million during 1998 and losses of $6 million during 1997.

We record foreclosed real estate at the lower of the property's market value or the loan balance when acquired, with write-downs at the point of foreclosure being based on appraisals. We re-value all real estate investments annually and take write-downs if the revaluation indicates an impairment of value. We manage foreclosed properties to optimize value and then either sell them or transfer them to our investment real estate portfolio. Foreclosed real estate had a carrying value, net of write-downs, of $54 million at December 31, 1998, and $118 million at December 31, 1997.

We review individual property valuations on a regular basis. Asset managers, at our regional offices, first establish our real estate valuations using a third party valuation software projecting income on a lease-by-lease basis. We also reflect budgeted expenses, leasing assumptions and capital expenditures. The appraisal section of our real estate investment division reviews these valuations for technical accuracy, methodology and the appropriateness of the assumed rates of return. We prepare these valuations on an interim basis between the months of February and September, with a final valuation prepared for the end of the year. Additionally, in 1998 external independent appraisers appraised a sample of properties constituting 28.9% of the portfolio's market value.

We transfer properties acquired by foreclosure or deed in lieu of foreclosure to investment real estate when the following qualifications have been met:

 .    We have owned or monitored the property for sufficient time to allow proper evaluation, including the pendency of foreclosure procedures, receivership or redemption;
 .    the property has generated an annual net operating income equal to at least
     7% of the current book value for the most recent six month period, 12 months for hotels; and
 .    there are no unusual circumstances which would have substantial negative impact on the value of the property or the stability of the income stream, such as, environmental problems, major tenant vacancies over a short-term or structural building deficiencies.

At December 31, 1998, our real estate AVR totaled $242 million. In addition, we maintained a separate GIR of $35 million in respect of properties held for sale during the upcoming year.

Write-downs and Investment Reserves

When we determine that it is probable that the net realizable value of an invested asset is less than our carrying value, we establish and record appropriate write-downs or investment reserves in accordance with statutory practice. We determine the net realizable value of bonds in accordance with principles established by the SVO using criteria such as:

 .    the net worth and capital structure of the borrower,
 .    the value of the collateral,
 .    the presence of additional credit support and
 .    our evaluation of the borrower's ability to compete in a relevant market.

In the case of real estate and commercial mortgage loans, we make borrower and property-specific assessments as well.

In compliance with regulatory requirements, we maintain the AVR. The AVR stabilizes policyholders' contingency reserves against non-interest rate related fluctuations in the value of stocks, bonds, mortgage loans and real estate investments. GIR which are not mandated by regulation, are maintained by us in anticipation of future losses on specific mortgage loans and real estate holdings, particularly mortgage loans in the process of foreclosure.

Our total investment reserves at December 31, 1998, were $1,053 million, an 8.3% increase from December 31, 1997, consisting of AVR of $952 million and GIR of $101 million. GIR comprised $77 million for mortgage loans and real estate and $24 million for a special investment reserve related to the surplus notes.

The following table presents the change in total investment reserves for the years 1998 and 1997:

                                                         Total Investment Reserves
                                               Bonds, Preferred                                         Special
                                                  Stocks and                  Real Estate              Investment
                                                  Short-term     Mortgage      and Other      Common   Reserve for
                                                  Investments      Loans   Invested Assets    Stock   Surplus Notes    Total
                                                  -----------      -----   ---------------    -----   -------------    -----
                                                                                  (In Millions)
Balance at December 31, 1996(1)                     $   234      $   141      $   240      $   250      $    32      $   897
                                                    -------      -------      -------      -------      -------      -------
Reserve contributions (2)                                26           20          (26)         (55)          (4)         (39)
Transfers among categories                              (35)          35           65          (65)          --           --
Net realized capital gains (losses) (3)                  (6)         (44)          (9)          50           --           (9)
Unrealized capital gains (4)                             29           --           --           94           --          123
                                                    -------      -------      -------      -------      -------      -------
Net change to Policyholders'
  Contingency Reserves (5)                               14           11           30           24           (4)          75
                                                    -------      -------      -------      -------      -------      -------
Balance at December 31, 1997(1)                     $   248      $   152      $   270      $   274      $    28      $   972
                                                    -------      -------      -------      -------      -------      -------
Reserve contributions (2)                                39           34          (46)         (19)          (4)           4
Transfers among categories                               (4)           4           --           --           --           --
Net realized capital gains (losses) (3)                  (8)          (7)          53           26           --           64
Unrealized capital gains (losses) (4)                    (9)          --           --           22           --           13
                                                    -------      -------      -------      -------      -------      -------
 Net change to Policyholders'
  Contingency Reserves (5)                               18           31            7           29           (4)          81
                                                    -------      -------      -------      -------      -------      -------

Balance at December 31, 1998(1)                     $   266      $   183      $   277      $   303      $    24      $ 1,053
                                                    =======      =======      =======      =======      =======      =======

(1) The balance is comprised of the AVR and GIR which are recorded separately as liabilities on the statement of financial position as follows:


                                             AVR         GIR           Total
                                             ---         ---           -----
                                                     (In Millions)
     Balance at December 31, 1996           $689         $208          $  897
     Balance at December 31, 1997           $841         $131          $  972
     Balance at December 31, 1998           $952         $101          $1,053

(2) Amounts represent contributions calculated on a statutory formula plus amounts deemed necessary by MassMutual. Represents the net impact on Policyholders' Contingency Reserves for investment gains and losses not related to changes in interest rates.

(3) These amounts offset realized capital gains (losses), net of tax, that have been recorded as a component of net income. Amounts include realized capital gains and losses, net of tax, on sales not related to interest fluctuations, such as repayments of mortgage loans at a discount, mortgage loan foreclosures and real estate permanent write-downs.

(4) These amounts offset unrealized capital gains (losses), recorded as a change in Policyholders' Contingency Reserves. Amounts include unrealized losses due to market value reductions of securities with a NAIC quality rating of 6 and net changes in the undistributed earnings of subsidiaries.

(5) Amounts represent the reserve contribution (note 2) less amounts already recorded (notes 3 and 4). This net change in reserves is recorded as a change in Policyholders' Contingency Reserves.

Quantitative and Qualitative
Information about Market Risk

We developed the following discussion of our risk-management activities using "forward-looking statements." While we believe that the assumptions we have made are reasonably possible in the near term, actual results could differ materially from those projected in the forward-looking statements. In addition, we would likely take certain actions to mitigate the impacts of the assumed market changes, thereby reducing the negative impact discussed below.

We have excluded all non-guaranteed separate account assets and liabilities from the following discussion since all market risks associated with those accounts are assumed by the contract holders, not us.

Our assets, such as bond, stocks, mortgage loans, policy loans and derivatives are financial instruments and are subject to the risk of market volatility and potential market disruptions. These risks may reduce the value of our financial instruments, or impact future cash flows and earnings from those instruments. We do not hold any financial instruments for the purposes of trading.

Our primary market risk exposure is changes in interest rates, which can cause changes in the fair value, cash flows and earnings of certain financial instruments. To manage our exposure to interest rate changes we use sophisticated quantitative asset/liability management techniques. Asset/liability management allows us to match the market sensitivity of assets with the liabilities they support. If these sensitivities are matched perfectly, the impact of interest rate changes is effectively offset on an economic basis as the change in value of the asset is offset by a corresponding change in the value of the supported liability. In addition, we invest a significant portion of our investment funds in high quality bonds in order to maintain and manage liquidity and reduce the risk of default in the portfolio.

Based upon the information and assumptions we used in our asset/liability analysis as of December 31, 1998, we estimate that a hypothetical immediate 10% increase in interest rates would decrease the net fair value of our financial instruments by $929 million. A change in interest rates of 10% would not have a material impact on our future earnings or cash flows. A significant portion of our liabilities, e.g., insurance policy and claim reserves, are not considered financial instruments and are excluded from the above analysis. Because of our asset/liability management, a corresponding change in fair values of these liabilities, based on the present value of estimated cash flows, would significantly offset the net decrease in fair value estimated above.

We also use derivative financial instruments to manage our investment risks, primarily to reduce interest rate and duration imbalances determined in asset/liability analyses. The fair values of these derivative financial instruments, which are not recorded in the financial statements, are based upon market prices or prices obtained from brokers. We do not hold or issue these financial instruments for trading purposes.

The notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of our exposure. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the instruments, which relate to interest rates, exchange rates, security prices or financial or other indexes.

We utilize interest rate swap agreements, options, and purchased caps and floors to reduce interest rate exposures arising from mismatches between assets and liabilities and to modify portfolio profiles to manage other risks identified. Under interest rate swaps, we agree to an exchange, at specified intervals, between streams of variable rate and fixed rate interest payments. The amount exchanged is calculated by reference to an agreed-upon notional principal amount. We defer and amortize gains and losses realized on the termination of contracts through the Interest Maintenance Reserve ("IMR") over the remaining life of the associated contract. We include IMR amortization in net investment income on the Statutory Statement of Income. Net amounts receivable and payable are accrued as adjustments to net investment income and included in other assets in the Statutory Statement of Financial Position. We had outstanding swaps with notional amounts of $4,382 million at December 31, 1998, and $3,220 million at December 31, 1997. The fair values of these instruments were $84 million at December 31, 1998, and $21 million at December 31, 1997.

Options grant us the right to buy or sell a security or enter into a derivative transaction at a stated price within a stated period. Our option contracts have terms of up to ten years. We amortize the amounts we pay for options into net investment income over the life of the contract. We record unamortized costs as other investments on the Statutory Statement of Financial Position. We record gains and losses on these contracts at the expiration or termination date and amortize them through the IMR over the remaining life of the option contract. We had option contracts with notional amounts of $12,704 million at December 31, 1998, and $5,388 million at December 31, 1997. Our credit risk exposure was limited to the unamortized costs of $93 million at December 31, 1998, and $59 million at December 31, 1997. Additionally, these contracts had a market value of $162 million at December 31, 1998, and $100 million at December 31, 1997.

Interest rate cap agreements grant us the right to receive the excess of a referenced interest rate over a stated rate calculated by reference to an agreed upon notional amount. Interest rate floor agreements grant us the right to receive the excess of a stated rate over a referenced interest rate calculated by reference to an agreed upon notional amount. We amortize the amounts we pay for interest rate caps and floors into net investment income over the life of the asset on a straight-line basis. We record unamortized costs as other investments in the Statutory Statement of Financial Position. We accrue amounts receivable and payable as adjustments to net investment income and include them in the Statutory Statement of Financial Position as other assets. Upon termination of these contracts, we recognize gains and losses. We defer and amortize these gains and losses and any unamortized cost through the IMR over the remaining life of the associated cap or floor agreement. At December 31, 1998, we had agreements with notional amounts of $4,338 million, and $3,349 million at December 31, 1997. Our credit risk exposure was limited to the unamortized costs of $23 million at December 31, 1998, and $18 million at December 31, 1997. Additionally, these contracts had a market value of $44 million at December 31, 1998, and $23 million at December 31, 1997.

We enter into forward U.S. Treasury, Government National Mortgage Association ("GNMA") and Federal National Mortgage Association ("FNMA") commitments. We enter into these forward commitments for the purpose of managing interest rate exposure. We generally do not take delivery on these commitments. Instead of taking delivery, we settle these commitments with offsetting transactions. We record gains and losses on these commitments when settled. We amortize these gains and losses through the IMR over the remaining life of the commitments. We had outstanding commitments with contractual amounts of $603 million at December 31, 1998, and $1,101 million at December 31, 1997. Additionally, these commitments had a fair value of $604 million at December 31, 1998, and $1,118 million at December 31, 1997.

We utilize other agreements to reduce exposures to various risks. At December 31, 1998, we had other agreements with notional amounts of $384 million, and $386 million at December 31, 1997. The fair values of these instruments resulted in an unrealized gain of $7 million at December 31, 1998, and an unrealized loss of $7 million at December 31, 1997.

We are exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. This exposure is limited to contracts with a positive fair value. The amounts at risk in a net gain position were $273 million at December 31, 1998, and $147 million at December 31, 1997. We monitor exposure to ensure counterparties are credit worthy and concentration of exposure is minimized. Additionally, we have obtained collateral positions with counterparties when considered prudent.

Description of the Business

We are a mutual life insurance company organized as a Massachusetts corporation. We were originally chartered in 1851. As a mutual life insurance company, we have no shareholders. Our primary business is ordinary life insurance. We also provide, directly or through our subsidiaries, a wide range of annuity and disability products, and pension and pension-related products and services, as well as investment services to individuals, corporations and other institutions, in all 50 states of the United States and the District of Columbia. We, or our subsidiaries, are also licensed to transact business in Puerto Rico, six provinces of Canada, Chile, Argentina, Bermuda and Luxembourg, however, these operations are not material.

Our principal lines of business are

 .    Individual Line of Business, which includes life, disability, annuities, large corporate life insurance and investment products and services;

 .    Retirement Services, which provides group pension investment products and administrative services, primarily to sponsors of tax qualified retirement plans;

 .    MassMutual Investment Group, which provides investment advisory services to us, our affiliates and various outside individual and institutional investors through our investment management staff and our subsidiaries:
     Oppenheimer Acquisition Corporation, DLB Acquisition Corporation, Antares Capital Corporation, and Cornerstone Real Estate Advisors, Inc.

MassMutual's Investment Group's ("MMIG") assets under management ("AUM") has grown substantially in recent years, reaching $176.8 billion at December 31, 1998. The results of operations of MMIG are allocated to and reflected in the financial results of the other product lines.

Prior to March 1996, a fourth line, Life and Health Benefits Management Operations, which provided group life and health insurance products and related services to corporations and other institutions, was also a principal line of business. That line was transferred to one of our subsidiaries in December 1994, and the subsidiary was subsequently sold in March of 1996.

On March 1, 1996, the operations of the former Connecticut Mutual Life Insurance Company were merged into our operations. The merger was accounted for under the pooling of interests method of accounting. Our financial information has been restated to reflect the merger as if it had occurred on January 1, 1994. This is in conformity with statutory accounting practices.

The following table sets forth financial data for the periods indicated.

                                                                            (Unaudited)
                                                                       Year Ended December 31,
                                                                       -----------------------

                                                  1998            1997          1996             1995             1994
                                                  ----            ----          ----             ----             ----
                                                                            (in Millions)
Other Data:
  Premium Income:
  Individual Line Operations                   $  4,614        $  4,299        $  4,286        $  3,924        $  3,878
  Retirement Services Operations                  2,868           2,466           2,043           1,804           1,566
  Life and Health Benefits Management                --              --              --              --             733
                                               --------        --------        --------        --------        --------
    Total premium income                       $  7,482        $  6,765        $  6,329        $  5,728        $  6,177
                                               ========        ========        ========        ========        ========

Net Investment Income:
  Individual Line Operations                   $  2,298        $  2,159        $  2,037        $  1,952        $  1,734
  Retirement Services Operations                    659             711             797             890             958
  Life and Health Benefits Management                --              --              --              --              41
                                               --------        --------        --------        --------        --------
    Total net investment income                $  2,957        $  2,870        $  2,834        $  2,842        $  2,733
                                               ========        ========        ========        ========        ========

Net Income:
  Individual Line Operations                   $    257        $    216        $    225        $    165        $     60
  Retirement Services Operations                    109              41              40              25             (25)
  Life and Health Benefits Management                --              --              --              --              39
                                               --------        --------        --------        --------        --------
    Total net income                           $    366        $    257        $    265        $    190        $     74
                                               ========        ========        ========        ========        ========

Total Assets (at period end):
  Individual Line Operations                   $ 43,687        $ 40,072        $ 36,361        $ 33,902        $ 30,278
  Retirement Services Operations                 18,989          17,563          16,986          16,595          16,060
  Life and Health Benefits Management                --              --              --              --             542
                                               --------        --------        --------        --------        --------
    Total assets                               $ 62,676        $ 57,635        $ 53,347        $ 50,497        $ 46,880
                                               ========        ========        ========        ========        ========

The direction and operations of our business are guided by a statement of corporate vision. Under this vision, our operations are managed so as to maintain a financially strong and efficient enterprise for the benefit of policyholders. Our long-term objectives are to maintain corporate financial strength, enhance policyholder value, and generate and sustain growth.

Individual Line

Our Individual Line provides a wide range of products and services through our network of general agents, agents and affiliated distributors. Registered variable contracts, mutual funds, including the Oppenheimer Funds, and other investment products are distributed through MML Investor's Services, Inc. ("MMLISI"), a registered broker/dealer that we indirectly wholly-own. MMLISI also provides securities brokerage services. MML Distributors, LLC, also one of our indirectly wholly-owned, registered broker/dealer subsidiaries acts as the principal underwriter for many of our registered variable annuity and variable life insurance products.

Products

The principal products offered by the Individual Line include:

 .    whole life, variable universal and term life insurance products,
 .    individual annuity products,
 .    and individual disability income insurance products.

The majority of these products offer a range of riders that provide such benefits as waiver of premium, accidental death benefits, paid-up additions of insurance and accelerated death benefits. See "MassMutual Investment Group" for additional information on related investment management services.

Set forth below is a description of the Individual Line's principal products:

Whole Life. Whole life insurance is a participating product that provides guaranteed minimum death benefits and guaranteed cash values in return for periodic premium payments of a fixed amount. We offer several types of whole life products, including products with premiums due for the life of the insured and products with guaranteed limited payment periods. We also offer survivorship whole life, a product that pays a death benefit upon the death of the second of two insureds.

Universal Life. Universal life insurance provides the policyholder with flexible premiums and death benefits as well as no lapse guarantees. We credit premiums in excess of specified sales charges to the account value of the policy, which are allocated to the fixed account backed by our general investment account. That account value includes a guaranteed principal with a minimum interest credit. The policy value is the net result of the premium payments plus interest credits minus expense and cost of insurance charges minus the amount of any partial surrenders.

Variable Universal Life. Variable universal life insurance provides the policyholder, within guidelines established by the terms of the policy, the ability to select and change premium levels, amounts of death benefits and investment options. We credit premiums in excess of specified sales charges to the account value of the policy. We apply net premiums, as instructed by the policyholder, to a guaranteed principal account backed by our general investment account, or to one or more of our separate accounts. The policyholder bears the investment risk for cash values in the separate accounts. We deduct the cost of insurance and administrative charges from the accumulating account value to which we credit the premiums. We also offer various corporate-owned fixed or variable universal life products sold in connection with corporate benefit plans, including several products designed for sale to large corporate purchasers for funding deferred compensation and post-retirement health benefits.

Term Insurance. Term insurance provides life insurance protection for a fixed period and has no cash value. We offer a variety of term insurance products designed to meet varying client needs. Almost all term insurance products allow conversion within a specified time period to one of our other insurance products.

Annuities. Annuity products provide for the payment of periodic benefits at regular intervals beginning at a specified date and continuing for a specific period of time or for life and are offered in a variety of forms. Individual deferred annuities provide for the accumulation of net premiums at various guaranteed interest rates. These contracts provide for either single premiums or flexible premiums and may accumulate indefinitely, or for a specified period of time. The premium may be deposited in a fixed account backed by our general investment account and credited with interest at a rate which we periodically reset subject to a minimum guarantee. Single premium immediate annuities are individual, non-participating contracts providing a life income to either one or two lives with the first annuity payment starting any time up to one year from the issue date. Variable annuities are individual non-participating contracts which provide for either a single or periodic premium, which may be directed to a fixed guaranteed principal account or to one of several separate account options for which the investment risk is borne by the contract holder.

Disability Income Insurance. Disability income insurance provides income payments to the insured (including payments for business overhead expenses) when employment or income is interrupted or terminated because of illness, sickness or accident. The level, timing and duration of payments vary by policy type.

Product Pricing and Management

We design the pricing of Individual Line products to produce surplus sufficient to generate a level of capital consistent with our financial strength objectives. We achieve long-term value to policyholders by competitively managing performance in the key financial fundamentals for each individual product, including investment returns, expenses, persistency, mortality and morbidity (the incidence and duration of sickness or injury). The pricing of most products over time reflects actual experience subject to minimum guarantees. For whole life products, we reflect the actual experience in dividends that are, in effect, returns resulting from more favorable interest, mortality, expense and persistency experiences than those reflected in the premiums. For other products, we reflect the actual experience in interest, mortality and/or expense rates.

Principal Markets, Marketing
and Distribution

Sales of our Individual line products are primarily targeted to affluent and emerging affluent market segments including professionals, business owners, principals and partners. Our products are designed to solve complex financial concerns including estate planning and business succession planning needs.

We sell our Individual Line products nationwide primarily through approximately 100 general agents who contract with more than 5,000 full-time career agents. In 1998, 80% of Individual Line's premiums were generated by policies sold by our career agents. The remaining 20% of premiums were generated by policies sold by other producers, including independent brokers, who contract with the general agents, consultants and independent broker/dealers. In addition, we issue the Oppenheimer Fund LifeTrust variable annuity product for marketing and distribution through the Oppenheimer registered representatives. The LifeTrust variable annuity product accounted for 16.2% of individual annuity sales in 1998.

Underwriting

We carefully balance the risk assessment process to ensure an evaluation of relative risks consistent with the issuance of new business and competitive product performance. We utilize a computerized system in the process of reviewing and approving applications for life insurance. This system affords us substantial savings in underwriting time and cost, and lends consistency to the underwriting process.

Competition

The life insurance industry is highly competitive. There are more than 1,700 life insurance companies in the United States, many of which offer individual insurance products similar to those marketed by the Individual Line. In addition to competition within the industry, insurers are increasingly facing competition from non-traditional sources in the financial services industry, including mutual funds, banks, securities brokerage houses and other financial services entities, many of which provide alternative investment and savings vehicles for consumers. Legislative initiatives proposed at the federal level would, if enacted, affect the financial services industry, thereby changing the environment in which we compete.

Competition for large life insurance sales consists of fewer than 50 financially strong companies. Our clients' advisors, consultants, attorneys and accountants are involved in the selling process for these large cases. There is substantial competition for smaller cases due to the large number of companies and agents in these markets nationwide.

Currently, more insurance companies, banks and mutual fund companies are entering the annuity business. We effectively compete in this market through our use of multiple distribution channels, our customer service orientation, variety of fund options within our family, including Oppenheimer and offering of desired product features.

In the disability income market, competitor strategies are diverging due to poor financial results. We believe that we may be better positioned than some competitors to succeed in this market as a result of the ability of our distribution system to integrate sales of disability income insurance into total financial planning.

We believe our financial strength, agent skill and historical product performance provide competitive advantages for the products we offer in these markets. Our financial strength continued to be recognized favorably by the rating agencies. Our year end 1998 ratings were again among the highest enjoyed by any company in any industry.

Our AAA (Extremely Strong) financial strength rating from Standard & Poor's, A++ (Superior) financial strength rating from A.M. Best, and AAA claims-paying rating from Duff & Phelps were the highest possible. Our Aa1 financial strength rating from Moody's Investors Service was the highest in its "Excellent" category.

We are one of only two companies that has ranked in the top 10 companies in each of the last 19 years in A.M. Best's Annual Statistical Study - 20 Year Dividend Comparisons. The study is based upon actual dividends paid over the last 20 years and measures whole life policyholder value using net surrender cost adjusted for interest.

Each rating agency independently assigns ratings based on its own separate review and takes into account a variety of factors, which are subject to change in making its decision. Accordingly, there can be no assurance of the ratings that will be afforded us in the future.

Retirement Services

Through our Retirement Services operations, we market a complete line of retirement investment products and administrative services, primarily to sponsors of tax-qualified retirement plans.

Products

We offer a variety of guaranteed and non-guaranteed investment accumulation products and ancillary services to the retirement marketplace.

Set forth below is a description of our principal retirement products:

Superflex. Superflex is a full service (investment, administrative and consultative) defined contribution product sold to larger plans, generally involving more than 250 lives. Superflex offers a complete array of separate account investment options to participants. The guaranteed investment option provided by Superflex is funded in our general investment account, with minimum interest rate guarantees being provided up to periods of five years.

Flexinvest. Flexinvest is a full service (investment, administrative and consultative) defined contribution product typically sold to plans with 50 to 250 lives. Flexinvest offers a complete array of our separate accounts as investment options to participants. We also offer a guaranteed investment option funded in our general investment account. One-year interest rate guarantees are offered, reflecting past experience as well as expected future experience.

Retirement Matters Accumulation Product ("RMAP"). RMAP is a defined contribution product sold directly by our career agency system which can be either full service (investment, administrative and consultative), no service or offer a distributed record keeping capability. The product is typically sold to plans with 10 to 100 lives. RMAP offers a complete array of our separate accounts as investment options to participants. We also offer one-year interest rate guarantees, reflecting past experience as well as expected future experience.

Defined Benefit. Defined Benefit products include the Deposit Administration contract ("DA"), the Immediate Participation contract ("IP") and the Pension Funding contract ("PF"). These products are funded in our general investment account and are participating. Nominal interest rate guarantees are provided in the DA contract. All three contracts provide for annuity purchases, on either a participating basis (DA) or non-participating basis (IP and PF). We offer separate accounts in conjunction with these products. We also offer full investment, administrative and consultative services.

Interest Guarantee. The Interest Guarantee product is a participating general investment account product with minimum interest rate guarantees being provided up to periods of five years. It is sold primarily to plans with 100 to 500 lives, and it is offered to both defined contribution and defined benefit plans.

Participating Guaranteed. In response to demands for alternatives to traditional guaranteed investment contract products, we began marketing participating guaranteed products through pooled separate accounts or single customer separate accounts in 1992. We pass through the investment results of the separate account assets to the contract holders and we guarantee the return of principal plus accrued interest and future minimum guaranteed interest over the contract term. Participating Guaranteed products are typically sold to defined contribution plans.

Separate Accounts. Separate accounts are non-guaranteed pooled separate accounts in which the investment results of the assets, net of a management fee, are passed directly to the contract holders. Currently, we offer separate accounts that invest in large and small capitalization equities, bonds, international equities and money market instruments. We offer separate accounts without services to both defined benefit and defined contribution plans, or with services in conjunction with the Flexinvest, Superflex and Defined Benefit products. In response to the popularity of mutual funds with plan sponsors due to the high level of regulatory oversight and disclosure requirements, we have added an array of mutual funds to our product line, including non-proprietary funds.

Guaranteed Investment Contracts and Single Premium Annuity Contracts. Traditional guaranteed investment contracts and single premium annuity contracts ("SPACs") are no longer actively being sold. Both are non-participating general investment account products. The guaranteed investment contract provides a guarantee of principal and a fixed rate of return for a fixed period of time. A lump sum payment is provided at contract maturity. Guaranteed investment contracts were offered to both defined benefit and defined contribution plans. The defined contribution version typically provides "benefit responsiveness" by permitting withdrawals for the payment of plan benefits and transfers to other plan options by plan participants. We may want to re-enter the guaranteed investment market in the future. SPACs guarantee the payment of monthly pension benefits to retirees of defined benefit plans in return for a single premium paid by the plan sponsor.

Principal Markets, Marketing and Distribution

Our goal in the retirement marketplace is to grow our defined contribution and defined benefit businesses. Our focus is on the mid-size market, and it has moved toward the upper end of that market. Currently we administer over 3,000 full-service defined contribution plans, serving in excess of 330,000 participants.

We sell our pension products through 27 pension field employees
("representatives") in 17 offices located in major cities in the United States. Our representatives distribute products through our agents, brokers, primarily agents of other companies, and consultants.

Competition

Our Retirement Services operations, with $19.0 billion in statutory assets at December 31, 1998, is among the top 50 pension asset managers in the United States in terms of assets under management. In recent years, we have faced increased competition in the retirement product and services market as a result of the dissolution of traditional industry boundaries and the entrance of mutual funds and other non-traditional pension management entities which have significant name recognition and retail servicing capabilities. The increased diversity in providers of retirement products and services, and the increasing number of companies entering the market are anticipated to increase price and investment performance pressures. We believe that our diverse product line, which includes mutual funds, flexibility in servicing levels, and use of technology will enhance our position as an experienced retirement services entity, and that the marketplace itself is poised for further expansion due to increased attention focused on retirement planning and savings.

Life and Health Benefits Management

On March 31, 1996, we sold MassMutual Holding Company Two, Inc., a wholly-owned subsidiary, and its subsidiaries, including Mirus Life Insurance Company which is currently doing business as "UniCARE". This comprised our group life and health business. We cede our group life, accident and health business to UniCARE, pursuant to a 1994 reinsurance agreement. Our last outstanding contract, which is reinsured with UniCARE, is scheduled to expire on April 1, 1999.

MassMutual Investment Group

MassMutual Investment Group ("MMIG") provides investment advisory services to us, our affiliates, and various unaffilliated individual and institutional investors through our investment management staff and our subsidiaries:

 .    Oppenheimer Acquisition Corporation ("OAC"), with $99.1 billion of assets under management ("AUM") at December 31, 1998, is one of the largest mutual fund companies in the United States;
 .    DLB Acquisition Corporation, with $21.3 billion of AUM at December 31,
     1998, manages funds for both individual clients and institutional investors;
 .    Charter Oak Capital Management, Inc., with $3.4 billion of AUM at December
     31, 1998;
 .    Cornerstone Real Estate Advisors, Inc., with $2.7 billion of AUM at
     December 31, 1998, is a manager of and adviser on commercial real estate;
     and
 .    Antares Capital Corporation, a finance company which lends and syndicates loans to smaller companies.

Through MMIG's management of our general investment account ("GIA"), our GIA's AUM has grown substantially in recent years, reaching $50.3 billion at December 31, 1998. The results of operations of MMIG, excluding unconsolidated subsidiaries such as OAC, are allocated to and are reflected in the financial results of our other product lines.

Our investment management services focus on supporting the liabilities of the lines of business in light of yield, liquidity and diversification considerations. The general investment account ("GIA"), which backs most of our participating and non-participating insurance and pension products, is divided into a number of separate portfolios, each of which is structured to meet the obligations of particular liabilities. The goal of asset/liability management for the GIA is to optimize and control, particularly in volatile financial markets, the investment return and liquidity of a portfolio given the unique set of liabilities it supports. We utilize a wide array of investment instruments to carry out our portfolio management activities. The investment strategies for the separate accounts are generally aimed at maximizing the total rate of return against an agreed upon market benchmark.

Reinsurance

We cede all of our group life and health business to UniCARE and have other reinsurance agreements with other insurance companies in the normal course of business. Premiums, benefits to policyholders and provisions for future benefits are stated net of reinsurance. We remain liable to the insured for the payments of benefits if the reinsurer cannot meet its obligations under the reinsurance agreements.

As a result of the merger with Connecticut Mutual, we have a modified coinsurance agreement with our subsidiary C.M. Life Insurance Company ("C.M. Life") on certain universal life policies sold by C.M. Life, as well as a stop-loss reinsurance agreement on all of C.M. Life's policies.

Effective January 1, 1997, we entered into a stop-loss agreement with our subsidiary MML Bay State Life Insurance Company ("MML Bay State") on all MML Bay State policies.

As of December 31, 1998, our maximum retention limit for an individual life was $12 million. We may issue up to an additional $6 million of coverage on the same individual in connection with survivorship whole life policies.

We also have catastrophic reinsurance arrangements that provide for reimbursement of losses in excess of specified deductibles resulting from catastrophic events.

Unconsolidated Subsidiaries

We provide other financial products and services through our subsidiaries. We have two primary insurance subsidiaries, C.M. Life, which writes variable annuities, variable life and universal life insurance, and MML Bay State, which writes variable life and annuity business.

Our wholly-owned subsidiary MassMutual Holding Company owns numerous non-insurance subsidiaries, including:

 .    Oppenheimer Acquisition Corporation and subsidiaries;
 .    DLB Acquisition Corporation and subsidiaries;
 .    Cornerstone Real Estate Advisors, Inc; and
 .    Antares Capital Corporation.

In addition, MassMutual Holding Company owns MassMutual International, with life insurance operations in Bermuda, Luxembourg, Chile and Argentina, as well as other affiliates.

We account for the value of our investments in subsidiaries at their underlying net equity. We reflect operating results for such subsidiaries as unrealized appreciation or depreciation. We record net investment income to the extent that the subsidiaries declare dividends. We have a total investment in subsidiaries at December 31, 1998, of $808.2 million.

Financial information for our unconsolidated subsidiaries as of December 31, and for the year then ended is summarized below:

                                         1998          1997         1996
                                                   (in millions)
Insurance Subsidiaries
  Revenues                             $ 1,151       $ 1,087      $ 1,028
  Net income (loss)                         (3)            1            9
  Assets                                 4,741         3,767        2,619

Non-Insurance Subsidiaries
  Revenues                               1,137           967          651
  Net income                                74            75           49
  Assets                                 2,840         2,019        1,410

Regulation

General. We are licensed to transact our insurance business in, and are subject to regulation and supervision by, all 50 states of the United States, the District of Columbia, Puerto Rico and six provinces of Canada. Our insurance subsidiaries are licensed, regulated and supervised in all jurisdictions where they conduct insurance business. The extent of such regulation varies. However, most jurisdictions have laws and regulations requiring the licensing of insurers and their agents and setting standards of solvency and business conduct to be maintained by licensed insurance companies, and may regulate withdrawal from certain markets. In addition, statutes and regulations usually require the approval of policy forms and, for certain lines of insurance, the approval of rates. Such statutes and regulations also prescribe the permitted types and concentration of investments. We, along with each of our insurance subsidiaries, are required to file detailed annual financial statements with supervisory agencies in each of the jurisdictions in which we do business. Our operations and accounts are also subject to examination by such agencies. We are also subject to federal and state laws and regulations affecting the conduct of our businesses.

State insurance regulatory authorities may from time to time make inquiries regarding our compliance with regulations regarding the conduct of our insurance business. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted. Based upon regulatory inquiries which have been made, it is our opinion that any regulatory proceedings which might be initiated following such inquiries are not likely to have a material adverse effect on our financial position or results of operations.

Holding Company Regulations. We are subject to the Massachusetts Insurance Holding Company System Regulatory Act. Each of our United States insurance subsidiaries is subject to similar regulation in their state of domicile. The act contains certain reporting requirements as well as restrictions on transactions between an insurer and our subsidiaries and affiliates.

The insurance holding company acts of each state also restrict the payment of dividends by United States insurance subsidiaries and require prior regulatory approval for payments of dividends beyond specified levels. Our insurance subsidiaries do not at present, and are not currently expected to make, dividend payments to us.

Guaranty Funds. All 50 states of the United States, the District of Columbia and Puerto Rico have insurance guaranty fund laws requiring insurance companies doing business, within those jurisdictions, to participate in guaranty associations. Guaranty associations are organized to pay contractual obligations under insurance policies, and certificates issued under group insurance policies, issued by impaired or insolvent life insurance companies. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of their proportionate share of the premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets, usually over a period of years. Assessments levied against us by guaranty associations during each of the past five years have not been material. While we cannot accurately predict the amount of future assessments, we believe that assessments with respect to other pending insurance company impairments and insolvencies will not be material to our financial position.

Policy and Contract Reserve Sufficiency Analysis. Massachusetts and other states have adopted an NAIC model law and regulation with respect to policy and contract reserve sufficiency. The law and regulation expand the annual analysis of reserve sufficiency to include all life and health insurance reserves in addition to interest sensitive single premium life and annuity reserves. Each year we must submit an opinion of a qualified actuary that states that our reserves, when considered in light of the assets held with respect to the reserves, make good and sufficient provision for our associated contractual obligations and related expenses. If an opinion cannot be provided, we must set up additional reserves by moving funds from surplus. As part of our 1998 Annual Statement, we provided an actuarial opinion without qualifications regarding these reserve requirements as of December 31, 1998.

Risk-Based Capital. The NAIC Risk-Based Capital ("RBC") Model Act requires life insurance companies to submit an annual RBC Report which compares a company's total adjusted capital with our risk-based capital as calculated by an RBC formula. The RBC formula takes into account the risk characteristics of an insurance company's investments and products. The formula is used as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action. The formula is not intended as a means to rank insurers. The standards give state insurance commissioners explicit regulatory authority to require various actions by, or take various actions against, insurance companies whose total adjusted capital does not meet the RBC standards. Broad confidentiality requirements have been imposed on those engaged in the insurance business, including insurers, agents, brokers and others, as to the use and publication of RBC data. The RBC formula includes capital requirements for four categories of risk:

 .    asset risk,
 .    insurance risk,
 .    interest rate risk, and
 .    business risk.

For each category, the capital requirement is determined by applying specified factors to various asset, premium and reserve and other items, with the factor being higher for those items with greater underlying risk, and lower for items with less risk. Our RBC at December 31, 1998, was substantially in excess of all RBC standards.

Policyholder Dividend Requirements. The Massachusetts insurance law limits the amount of surplus that a domestic life insurance company may accumulate. In our case, Massachusetts insurance law limits the amount of our surplus to 12% of our reserves for participating business, unless the Commissioner approves a greater amount. We distribute amounts of surplus in excess of the maximum allowed under the Massachusetts insurance law annually in the form of dividends on our participating policies in accordance with dividend scales approved annually by our Board of Directors.

Regulation of Investments. We are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain investment categories, such as below investment grade fixed income securities, real estate and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus, and, in some instances, require divestiture. At December 31, 1998, our investments complied with all such laws and regulations.

In 1996, the NAIC adopted a model law governing legal investments for life and non-life insurers in an effort to impose uniform regulatory standards for insurance company investments. This so-called "defined standards" version of the model law prescribes permitted classes of legal investments, and certain prohibited investments, and establishes qualitative and quantitative limitations for each class of investment. At present, a limited number of states have approved the defined standard version of the model law. In 1998, the NAIC adopted a second, "defined limits" version of the model law which relies more on the exercise of prudence by insurers in their investment activity rather than the establishment of strict quantitative limits on investments. Each state can approve either the defined standards or defined limits version of the model law, or a hybrid of both model laws. We expect that one of these versions of the model law would have to be included in each state's insurance law in order for the state to qualify for, or retain its, accredited status with the NAIC. We are unsure how regulation of investments pursuant to a model law will affect us, since no legislation has been introduced in Massachusetts to adopt any version of the NAIC model law. Our investments will not be subject to the model law, in any form, until such a law is enacted in Massachusetts.

Financial Services Legislation. Congress is now considering legislation modernizing the financial services industry. Congress is reviewing and modifying long-standing federal statutory restrictions on banks engaging in the sale of insurance and financial products traditionally provided by insurance companies or securities brokerage firms. In addition, the U.S. Supreme Court held in a 1995 decision, Barnett Bank of Marion County v. Nelson, that state laws prohibiting national banks from selling insurance in small town locations are preempted by federal laws. The Office of the Comptroller of the Currency also adopted a ruling in November 1996 that permits national banks, under certain circumstances, to expand into other financial services. The extent to which banks can sell insurance and annuities without regulation by state insurance departments is currently being litigated in various courts in the United States. Insurance companies will face increased competition from banks and securities firms as the regulatory barriers separating banks, securities firms and insurance companies, and the financial services they provide, continue to be eroded.

Federal Income Taxation. Under the Internal Revenue Code of 1986 as amended ("The Code"), we are taxed on our life insurance company taxable income. In 1990, the Code was amended to require the capitalization and amortization of certain policy acquisition expenses. Previously, we deducted these expenses as incurred. In addition, we are subject to a tax on our surplus, commonly known as mutual company add-on tax.

In addition, existing federal laws and regulations affect the taxation of:

 .    life insurance products,
 .    companies or
 .    their contract holders or policyholders, and
 .    the relative desirability of various personal investment vehicles.

Congress has from time to time considered proposals that, if enacted, would have had an adverse impact on the Federal income tax treatment of certain individual annuity and life insurance policies we offer. If these proposals were adopted, they would adversely affect our ability to sell such products and could result in the surrender of existing contracts and policies. We cannot predict whether future legislation will contain provisions that alter the tax treatment of these products.

Securities Laws. We, along with certain of our subsidiaries and certain policies and contracts offered by them, are subject to various levels of regulation under the Federal securities laws. We, and several of our direct and indirect subsidiaries are investment advisors registered under the Investment Advisers Act of 1940. Our investment advisor subsidaries include:

 .    Cornerstone Real Estate Advisers, Inc.,
 .    DLB Acquisition Corporation, Incorporated,
 .    Charter Oak Capital Management, Inc. and
 .    Oppenheimer Funds, Inc.

In addition, certain of our separate accounts and a variety of our mutual funds and other pooled investment vehicles are registered under the Investment Company Act of 1940. These include:

 .    MML Series Investment Fund,
 .    Oppenheimer Variable Account Fund,
 .    Panorama Series Fund, Inc.,
 .    Oppenheimer Value Stock Fund,
 .    Oppenheimer Series Fund, Inc.,
 .    six mutual funds advised by DLB Acquisition Corporation,
 .    MassMutual Corporate Investors, and
 .    MassMutual Participation Investors.

Certain insurance and annuity contracts issued by us, MML Bay State Life Insurance Company and C.M. Life Insurance Company are registered under the Securities Act of 1933.

MML Investors Services Inc, MML Distributors, LLC, OppenheimerFunds Distributors, Inc., and Babson Securities Corporation, and other direct and indirect subsidiaries, are registered as broker-dealers under the Securities Exchange Act of 1934.

These laws and regulations are primarily intended to benefit investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws and regulations. We, and our subsidiaries, may also be subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer the products described above or conduct other securities related activities.

Environmental Considerations. As owners and operators of real property, we are subject to extensive federal, state and local environmental laws and regulations. Inherent in such ownership and operation, is the risk that there may be potential environmental liabilities and costs in connection with any required remediation of such properties. We routinely conduct environmental assessments for real estate we are acquiring for investment and before taking title through foreclosure to real property collateralizing mortgages we hold. Based on these environmental assessments, and compliance with our internal environmental procedures, we believe that any costs associated with compliance with environmental laws and regulations or any remediation of such properties would not be material to our financial position.

We and certain of our subsidiaries hold equity stakes in companies that could potentially be subject to environmental liabilities. However, We believe, based on our assessment of the businesses and properties of these companies and our level of involvement in the operation and management of such companies, we would not be subject to any material environmental liabilities with respect to these investments. However, unexpected environmental liabilities can arise.

ERISA Considerations. When we and our insurance subsidiaries act as fiduciaries for employee benefit plans governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") we are subject to regulation by the United States Department of Labor (the "DOL"). ERISA restricts the activities of a fiduciary of an employee benefit plan covered by that law, including an investment manager or advisor with respect to the plan's assets.

In 1993, the United States Supreme Court issued an opinion in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank ("Harris Trust"), holding that certain contractholder funds held by John Hancock Mutual Life Insurance Company in its general investment account under a participating group annuity contract were "plan assets", and therefore, subject to ERISA's fiduciary provisions. At this time we cannot determine with complete certainty the overall effect of that opinion on our general account contracts and operations. However, even if the Supreme Court's decision in Harris Trust were otherwise deemed applicable to us, the Department of Labor has granted Prohibited Transaction Class Exemption 95-60, a class exemption from ERISA's prohibited transaction provisions which applies to external investments made with general account assets.

Furthermore, The Small Business Job Protection Act of 1996 provided insurance companies some relief from the effects of the Harris Trust decision. That law requires the DOL to issue regulations establishing guidelines and procedures under which insurance company general account assets will not be considered plan assets on account of contracts issued on or prior to December 31, 1998. As of this date, proposed regulations have been issued by the DOL ("Transition Policy Regulation"). Under the law, if an insurance company complies with those regulations, no claim may be maintained that the insurance company's general account contained plan assets subject to fiduciary requirements of ERISA on the basis of contracts issued on or prior to December 31, 1998. This provision, however, is not applicable to cases filed before November 7, 1995. We intend to comply with the Transition Policy Regulation at such time as the regulation becomes effective. We have also taken action to assure that our contracts issued on or after January 1, 1999, comply with any applicable ERISA requirements.

Properties

We own four buildings located in Springfield, Massachusetts on approximately 70 acres, comprising our North Campus office complex. We occupy all of the approximately 1 million square feet of space in such buildings. We also own or lease three buildings in Hartford, Connecticut, comprising our South Campus office complex.

We have approximately 150 leases for our home office and field office operations. Such leases typically have terms of three to ten years with renewal options. Our annual rental obligations under these leases aggregated approximately $29 million at December 31, 1998.

We believe that such owned and leased properties are suitable and adequate for our current business operations.

Employees and Agents

As of December 31, 1998, we, and our life insurance subsidiaries, employed approximately 5,000 people.

Our general agents employ approximately 4,300 full-time agents and 800 retired agents who continue to be licensed to sell our products. In addition, approximately 11,000 independent brokers are licensed to sell certain of our insurance products. Approximately, 3,350 of the full-time agents and 1,300 of the independent brokers are licensed to sell registered investment products. None of our employees are represented by a labor union. We believe that our employee relations are generally good.

Experts and Additional Available Information

Experts

We included our audited statutory financial statements in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. These statements include the statement of statutory financial position as of December 31, 1998 and 1997, and the related statutory statements of income, changes in policyholders' contingency reserves and of cash flows for each of the three years in the period ended December 31, 1998.

Additional Available Information

We file registration statements, reports and informational statements with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933. These filings contain information not contained in this Prospectus. You can review and copy such registration statements, reports, information statements and other information at the public reference facilities maintained by the SEC. The SEC is located, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC's New York and Chicago regional offices are located at the following addresses:

 .    Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New
     York, 10046; and
 .    Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago,
     Illinois 60661.

The SEC also maintains a Web site that contains these filings. The SEC's Internet address is http://www.sec.gov.
                    ------------------

Selected Historical Financial Data

We have prepared our financial information on the basis of statutory accounting practices. For a description of the accounting principles applicable to this financial information and certain differences between statutory accounting practices and generally accepted accounting principles, see "Accounting Practices".

The following statutory information as of and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 has been derived from our statutory financial statements. We have restated these financial statements as if the merger with Connecticut Mutual had occurred on January 1, 1994. The 1998, 1997 and 1996 statutory financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants. PricewaterhouseCoopers LLP did not audit the statutory financial statements of Connecticut Mutual for the years 1995 and 1994. Those statements were audited by other auditors whose report has been furnished to PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP's opinion for 1995 and 1994 insofar as it relates to Connecticut Mutual, is based solely on the report of other auditors.

The information should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and other information included elsewhere in this prospectus. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

                   Massachusetts Mutual Life Insurance Company
                       Selected Historical Financial Data
                                  (In Millions)

                                                                                     Years Ended December 31,
                                                                                     ------------------------

                                                                    1998          1997           1996         1995            1994
                                                                    ----          ----           ----         ----            ----
Statement of Operations Data:
 Revenue:
  Premium income                                                 $  7,482      $  6,765       $  6,329      $  5,728       $  6,177
  Net Investment income                                             2,957         2,870          2,834         2,842          2,733
  Fees and other income                                               154           127            117           130            140
                                                                 --------      --------       --------      --------       --------
      Total                                                        10,593         9,762          9,280         8,700          9,050
                                                                 --------      --------       --------      --------       --------
 Benefits and expenses:
  Policyholders' benefits and payments                              5,874         6,584          6,048         5,152          5,450
  Addition to policyholders' reserves and funds                     2,300           827            945         1,279          1,332
  Commissions, operating expenses and
   state taxes                                                        897           848            859           924          1,065
  Merger restructuring costs (1)                                       --            --             66            44             --
                                                                 --------      --------       --------      --------       --------
      Total                                                         9,071         8,259          7,918         7,399          7,847
                                                                 --------      --------       --------      --------       --------
Net gain before federal income taxes and dividends                  1,522         1,503          1,362         1,301          1,203
Federal income taxes                                                  199           284            277           206            140
                                                                 --------      --------       --------      --------       --------
Net gain from operations before dividends                           1,323         1,219          1,085         1,095          1,063
Dividends to policyholders (2)                                        983           919            860           819            825
                                                                 --------      --------       --------      --------       --------
Net gain from operations                                              340           300            225           276            238
Net realized capital gain (loss)                                       26           (43)            40           (86)          (164)
                                                                 --------      --------       --------      --------       --------
Net income                                                       $    366      $    257       $    265      $    190       $     74
                                                                 ========      ========       ========      ========       ========
Balance Sheet Data:
 Assets:
  General account                                                $ 43,086      $ 40,832       $ 39,783      $ 39,187       $ 38,349
  Separate account                                                 19,590        16,803         13,564        11,310          8,531
                                                                 --------      --------       --------      --------       --------
   Total assets                                                  $ 62,676      $ 57,635       $ 53,347      $ 50,497       $ 46,880
                                                                 ========      ========       ========      ========       ========
 Liabilities:
  Policyholders' reserves and funds (3)                          $ 35,277      $ 33,783       $ 33,342      $ 32,893       $ 32,295
  Policyholders' dividends (4)                                      1,022           954            885           833            838
  Long-term debt                                                       --            --             --           107            153
  Investment reserves                                               1,053           972            897           755            601
  Separate account liabilities                                     19,589        16,803         13,563        11,310          8,530
  Other liabilities                                                 2,546         2,250          2,021         1,998          1,894
                                                                 --------      --------       --------      --------       --------
   Total liabilities                                               59,487        54,762         50,708        47,896         44,311
                                                                 --------      --------       --------      --------       --------
 Policyholders' contingency reserves:(1)(3)
  Outstanding surplus notes (5)                                       326           322            318           315            315
  Designated surplus                                                    3             3              3            38             36
  Unassigned funds (6)                                              2,860         2,548          2,318         2,248          2,218
                                                                 --------      --------       --------      --------       --------
   Total policyholders' contingency reserves                        3,189         2,873          2,639         2,601          2,569
                                                                 --------      --------       --------      --------       --------
 Total liabilities and policyholders'
    contingency reserves                                         $ 62,676      $ 57,635       $ 53,347      $ 50,497       $ 46,880
                                                                 ========      ========       ========      ========       ========
Total Adjusted Capital Data:(7)
  Total policyholders' contingency reserves                      $  3,189      $  2,873       $  2,639      $  2,601       $  2,569
  One-half the apportioned dividend liability (4)                     505           472            438           411            414
  Asset valuation reserve                                             975           864            707           585            479
                                                                 --------      --------       --------      --------       --------
    Total adjusted capital                                       $  4,669      $  4,209       $  3,784      $  3,597       $  3,462
                                                                 ========      ========       ========      ========       ========

(1) In 1995, charges for employee separation and transaction expenses directly attributable to our merger with Connecticut Mutual Insurance Company were $44 million before tax for us and $45 million after tax for Connecticut Mutual. The expenses we incurred were recorded in the statement of operations and the expenses incurred by Connecticut Mutual were recorded as a component of changes in policyholders' contingency reserves, as permitted by each company's regulatory authority. During 1996, we incurred and recorded an additional $66 million of merger-related expenses in the statement of operations.

(2) Dividends to policyholders are discretionary and subject to the approval of the our Board of Directors.

(3) During 1995 and 1994, we supplemented reserves for certain disability income contracts. We recorded the effects of these changes, $108 million in 1995 and $51 million in 1994, as decreases to policyholders' contingency reserves. As a result of the merger, during 1996, we strengthened policyholder reserves attributable to the disability income line of business by $75 million, increased the real estate valuation reserves by $50 million and the prepaid pension asset by $10 million, with the related charges being reflected in policyholders' contingency reserves.

(4) Statutory accounting practices require that the liability for policyholders' dividends include dividends currently payable and the full amount of dividends apportioned for payment over the 12 months following the date of the applicable financial statement. One-half of such apportioned dividends is unearned at any point in time and we include this in the calculation of total adjusted capital.

(5) During 1994, we issued Surplus Notes of $100 million at 7.5 percent and $250 million at 7.625 percent during 1993. We recorded the proceeds of the notes, less a special reserve for contingencies of $24 million for 1998, $28 million for 1997, $32 million for 1996 and $35 million for 1995 and 1994, as a component of our policyholders' contingency reserves.

(6) Pursuant to approval by the Commissioner, any payment of interest on and principal of the Notes, and any redemption payment, may be made only to the extent that our Unassigned Funds contain sufficient funds to cover the amount of such payment.

(7) Defined by the NAIC as surplus plus consolidated AVR and one-half the consolidated apportioned dividend liability.

We have reclassified certain prior year amounts to conform with current year presentation.

Report Of Independent Accountants

To the Board of Directors and Policyholders of Massachusetts Mutual Life Insurance Company

We have audited the accompanying statutory statements of financial position of Massachusetts Mutual Life Insurance Company as of December 31, 1998 and 1997, and the related statutory statements of income and changes in policyholders' contingency reserves, and of cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, these financial statements were prepared in conformity with accounting practices prescribed or permitted by the Division of Insurance of the Commonwealth of Massachusetts, which practices differ from generally accepted accounting principles. The effects on the financial statements of the variances between the statutory basis of accounting and generally accepted accounting principles, although not reasonably determinable, are presumed to be material.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements audited by us do not present fairly, in conformity with generally accepted accounting principles, the financial position of Massachusetts Mutual Life Insurance Company as of December 31, 1998 and 1997, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 1998.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Massachusetts Mutual Life Insurance Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, on the basis of accounting described in Note 1.

PricewaterhouseCoopers LLP

Springfield, Massachusetts
February 25, 1999

Massachusetts Mutual Life Insurance Company

STATUTORY STATEMENTS OF FINANCIAL POSITION

                                                      December 31,

                                                  1998             1997
                                                --------         --------

                                                      (In Millions)
Assets:
Bonds                                        $  25,215.8      $  23,508.2
Common stocks                                      296.3            354.7
Mortgage loans                                   5,916.5          5,245.8
Real estate                                      1,739.8          1,697.7
Other investments                                2,263.7          1,963.8
Policy loans                                     5,224.2          4,950.4
Cash and short-term investments                  1,123.3          1,941.2
                                             -----------      -----------
                                                41,779.6         39,661.8
Other assets                                     1,306.2          1,169.7
                                             -----------      -----------
                                                43,085.8         40,831.5
Separate account assets                         19,589.7         16,803.1
                                             -----------      -----------
                                             $  62,675.5      $  57,634.6
                                             ===========      ===========


                 See notes to statutory financial statements.

Massachusetts Mutual Life Insurance Company

                                                            December 31,

                                                         1998          1997
                                                       --------      --------

                                                           (In Millions)
Liabilities:
Policyholders' reserves and funds                   $  35,277.0   $  33,783.2
Policyholders' dividends                                1,021.6         954.1
Policyholders' claims and other benefits                  332.4         353.4
Federal income taxes                                      634.9         436.5
Asset valuation and other investment reserves           1,053.4         973.4
Other liabilities                                       1,578.9       1,457.9
                                                    -----------   -----------
                                                       39,898.2      37,958.5
Separate account liabilities                           19,588.5      16,802.8
                                                    -----------   -----------
                                                       59,486.7      54,761.3
Policyholders' contingency reserves                     3,188.8       2,873.3
                                                    -----------   -----------
                                                    $  62,675.5   $  57,634.6
                                                    ===========   ===========


                 See notes to statutory financial statements.

Massachusetts Mutual Life Insurance Company

STATUTORY STATEMENTS OF INCOME

                                                           Years Ended December 31,

                                                        1998        1997        1996
                                                      --------    --------    --------

                                                               (In Millions)
Revenue:
Premium income                                       $ 7,482.2   $ 6,764.8   $ 6,328.6
Net investment income                                  2,956.8     2,870.2     2,834.4
Fees and other income                                    154.0       126.7       117.2
                                                     ---------   ---------   ---------
                                                      10,593.0     9,761.7     9,280.2
                                                     ---------   ---------   ---------
Benefits and expenses:
Policyholders' benefits and payments                   5,873.9     6,583.8     6,048.2
Addition to policyholders' reserves and funds          2,299.6       826.8       945.2
Operating expenses                                       509.5       450.8       428.0
Commissions                                              299.3       315.3       335.5
State taxes, licenses and fees                            88.1        81.5        96.4
Merger restructuring costs                                   -           -        66.1
                                                     ---------   ---------   ---------
                                                       9,070.4     8,258.2     7,919.4
                                                     ---------   ---------   ---------
Net gain before federal income taxes and dividends     1,522.6     1,503.5     1,360.8
Federal income taxes                                     199.3       284.4       276.7
                                                     ---------   ---------   ---------
Net gain from operations before dividends              1,323.3     1,219.1     1,084.1
Dividends to policyholders                               982.9       919.5       859.9
                                                     ---------   ---------   ---------
Net gain from operations                                 340.4       299.6       224.2
Net realized capital gain (loss)                          25.4       (42.5)       40.3
                                                     ---------   ---------   ---------
Net income                                           $   365.8   $   257.1   $   264.5
                                                     =========   =========   =========


                 See notes to statutory financial statements.

Massachusetts Mutual Life Insurance Company

STATUTORY STATEMENTS OF CHANGES
IN POLICYHOLDERS' CONTINGENCY RESERVES

                                                                 Years Ended December 31,

                                                              1998        1997        1996
                                                            --------    --------    --------

                                                                      (In Millions)
Policyholders' contingency reserves,
  beginning of year                                         $2,873.3    $2,638.6    $2,600.9
                                                            --------    --------    --------
Increases (decreases) due to:
  Net income                                                   365.8       257.1       264.5
  Net unrealized capital gain (loss)                            17.4       119.1        (1.7)
  Change in asset valuation and other investment reserves      (81.0)      (76.0)     (142.4)
  Change in prior year policyholders' reserves                   8.6       (55.4)      (72.2)
  Other                                                          4.7       (10.1)      (10.5)
                                                            --------    --------    --------
                                                               315.5       234.7        37.7
                                                            --------    --------    --------
Policyholders' contingency reserves,
  end of year                                               $3,188.8    $2,873.3    $2,638.6
                                                            ========    ========    ========

                 See notes to statutory financial statements.

Massachusetts Mutual Life Insurance Company

STATUTORY STATEMENTS OF CASH FLOWS

                                                                 Years Ended December 31,

                                                            1998         1997         1996
                                                          --------     --------     --------
                                                                     (In Millions)
Operating activities:
   Net income                                            $   365.8    $   257.1    $   264.5
   Addition to policyholders' reserves and funds,
     net of transfers to separate accounts                 1,472.8        421.3        426.7
   Net realized capital (gain) loss                          (25.4)        42.5        (40.3)
   Other changes                                              15.4       (108.1)      (286.1)
                                                         ---------    ---------    ---------
   Net cash provided by operating activities               1,828.6        612.8        364.8
                                                         ---------    ---------    ---------
Investing activities:
   Loans and purchases of investments                    (15,981.2)   (12,292.7)   (10,171.5)
   Sales or maturities of investments and receipts
      from repayment of loans                             13,334.7     12,545.7      8,539.3
                                                         ---------    ---------    ---------
   Net cash provided by (used in) investing activities    (2,646.5)       253.0     (1,632.2)
                                                         ---------    ---------    ---------
Increase (decrease) in cash and short-term investments      (817.9)       865.8     (1,267.4)
Cash and short-term investments, beginning of year         1,941.2      1,075.4      2,342.8
                                                         ---------    ---------    ---------
Cash and short-term investments, end of year             $ 1,123.3    $ 1,941.2    $ 1,075.4
                                                         =========    =========    =========

                 See notes to statutory financial statements.

Notes To Statutory Financial Statements

    Massachusetts Mutual Life Insurance Company ("the Company") is a mutual life insurance company and as such has no shareholders. The Company's primary business is individual life insurance, annuity and disability income products distributed primarily through career agents. The Company also provides either directly or through its subsidiaries, a wide range of pension products and services, as well as investment services to individuals, corporations and institutions in all 50 states and the District of Columbia.

    On March 1, 1996, the operations of the former Connecticut Mutual Life Insurance Company ("Connecticut Mutual") were merged into the Company. This merger was accounted for under the pooling of interests method of accounting. For the purposes of this presentation, these financial statements reflect historical amounts giving retroactive effect as if the merger had occurred on January 1, 1996 in conformity with the practices of the National Association of Insurance Commissioners ("NAIC") and the accounting practices prescribed or permitted by the Division of Insurance of the Commonwealth of Massachusetts. In 1996, merger-related expenses totaling $66.1 million were recorded in the Statutory Statement of Income. On the merger date, policyholders' reserves attributable to disability income contracts were strengthened by $75.0 million, investment reserves for real estate were increased by $49.8 million and net prepaid pension assets were increased by $10.4 million with all adjustments reflected as a charge to policyholders' contingency reserves.

    On March 31, 1996, the Company sold MassMutual Holding Company Two, Inc., a wholly-owned subsidiary, and its subsidiaries, including Mirus Life Insurance Company (formerly the MML Pension Insurance Company; currently doing business as "UniCARE"), which comprised the Company's group life and health business, to WellPoint Health Networks, Inc. The Company received total consideration of $402.2 million ($340.0 million in cash and $62.2 million in notes receivable) and recognized a before tax gain of $187.9 million. The Company, pursuant to a 1994 reinsurance agreement, cedes its group life, accident and health business to UniCARE.

1.  SUMMARY OF ACCOUNTING PRACTICES

    The accompanying statutory financial statements, have been prepared in conformity with the statutory accounting practices of the NAIC and the accounting practices prescribed or permitted by the Division of Insurance of the Commonwealth of Massachusetts and are different in some respects from financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). The more significant differences are as follows: (a) acquisition costs, such as commissions and other costs directly related to acquiring new business, are charged to current operations as incurred, whereas GAAP would require these expenses to be capitalized and recognized over the life of the policies; (b) policy reserves are based upon statutory mortality, morbidity and interest requirements without consideration of withdrawals, whereas GAAP reserves would be based upon reasonably conservative estimates of mortality, morbidity, interest and withdrawals; (c) bonds are generally carried at amortized cost whereas GAAP generally requires they be reported at fair value; (d) deferred income taxes are not provided for book-tax timing differences as would be required by GAAP, and (e) payments received for universal and variable life products, variable annuities and investment related products are reported as premium income and changes in reserves, whereas under GAAP, these payments would be recorded as deposits to policyholders' account balances.

    In March 1998, the NAIC adopted the Codification of Statutory Accounting Principles ("Codification"). Codification provides a comprehensive guide of statutory accounting principles for use by insurers in all states and is expected to become effective no later than January 1, 2001. The effect of adopting Codification shall be reported as an adjustment to policyholders' contingency reserves on the effective date. The Company is currently reviewing the impact of Codification; however, since the Division of Insurance of the Commonwealth of Massachusetts has not approved Codification, the ultimate impact cannot be determined at this time.

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities at the date of the financial statements. Management must also make estimates and assumptions that affect the amounts of revenues and expenses during the reporting period. Future events, including changes in the levels of mortality, morbidity, interest rates and asset valuations, could cause actual results to differ from the estimates used in these financial statements.

    Certain 1997 and 1996 amounts have been reclassified to conform with the current year presentation.

    The following is a description of the Company's principal accounting policies and practices.

A.  Investments

    Bonds and stocks are valued in accordance with rules established by the NAIC. Generally, bonds are valued at amortized cost, preferred stocks in good standing at cost, and common stocks, except for unconsolidated subsidiaries, at fair value.

    Mortgage loans are valued at unpaid principal net of unamortized premium or discount. The Company discontinues the accrual of interest on mortgage loans which are delinquent more than 90 days or when collection is uncertain. Real estate is valued at cost less accumulated depreciation, impairment allowances and mortgage encumbrances. Encumbrances totaled $63.5 million in 1998 and $14.2 million in 1997. Depreciation on investment real estate is calculated using the straight-line and constant yield methods.

    Policy loans are carried at the outstanding loan balance less amounts unsecured by the cash surrender value of the policy.

    Short-term investments are stated at amortized cost, which approximates fair value.

    Investments in unconsolidated subsidiaries and affiliates, joint ventures and other forms of partnerships are included in other investments on the Statutory Statement of Financial Position and are accounted for using the equity method.

    In compliance with regulatory requirements, the Company maintains an Asset Valuation Reserve ("AVR") and an Interest Maintenance Reserve ("IMR"). The AVR and other investment reserves stabilize the policyholders' contingency reserves against fluctuations in the value of stocks, as well as declines in the value of bonds, mortgage loans and real estate investments. The IMR captures after-tax realized capital gains and losses which result from changes in the overall level of interest rates for all types of fixed income investments and interest related hedging activities. These interest rate related gains and losses are amortized into income using the grouped method over the remaining life of the investment sold or over the remaining life of the underlying asset. Net realized after tax capital gains of $189.1 million in 1998, $95.4 million in 1997 and $73.1 million in 1996 were charged to the IMR. Amortization of the IMR into net investment income amounted to $40.3 million in 1998, $31.0 million in 1997, and $26.9 million in 1996.

    Realized capital gains and losses, less taxes, not includible in the IMR, are recognized in net income. Realized capital gains and losses are determined using the specific identification method. Unrealized capital gains and losses are included in policyholders' contingency reserves.

B.  Separate Accounts

    Separate account assets and liabilities represent segregated funds administered and invested by the Company for the benefit of pension, variable annuity and variable life insurance contractholders. Assets consist principally of marketable securities reported at fair value. Premiums, benefits and expenses of the separate accounts are reported in the Statutory Statement of Income. The Company receives administrative and investment advisory fees from these accounts.

    Net transfers to separate accounts of $821.3 million, $355.7 million and $636.5 million in 1998, 1997 and 1996, respectively, are included in the addition of policyholders' reserves and funds.

C.  Non-admitted Assets

    Assets designated as "non-admitted" (principally certain furniture, equipment and other receivables) are excluded from the Statutory Statement of Financial Position by an adjustment to policyholders' contingency reserves.

D.  Policyholders' Reserves and Funds

    Policyholders' reserves for life insurance contracts are developed using accepted actuarial methods computed principally on the net level premium and the Commissioners' Reserve Valuation Method bases using the American Experience and the 1941, 1958 and 1980 Commissioners' Standard Ordinary mortality tables with assumed interest rates ranging from 2.5 to 6.75 percent.

    Reserves for individual annuities, guaranteed investment contracts and deposit administration and immediate participation guarantee contracts are based on accepted actuarial methods principally at interest rates ranging from 2.25 to 11.25 percent. Reserves for policies and contracts considered investment contracts have a carrying value of $7,734.6 million and $8,077.9 million at December 31, 1998 and 1997, respectively with a fair value of $7,940.6 million and $8,250.0 million at December 31, 1998 and 1997, respectively, as determined by discounted cash flow projections.

    Disability income policy reserves are generally calculated using the two-year preliminary term, net level premium and fixed net premium methods and various morbidity tables.

    The Company made certain changes in the valuation of policyholders' reserves which increased policyholders' contingency reserves by $8.6 million in 1998 and decreased policyholders' contingency reserves by $55.4 million and $72.2 million in 1997 and 1996, respectively.

E.  Premium and Related Expense Recognition

    Life insurance premium revenue is recognized annually on the anniversary date of the policy. Annuity premium is recognized when received. Disability income premiums are recognized as revenue when due. Commissions and other costs related to issuance of new policies, maintenance and settlement costs are charged to current operations when incurred.

F.  Policyholders' Dividends

    The Board of Directors annually approves dividends to be paid in the following year. These dividends are allocated to reflect the relative contribution of each group of policies to policyholders' contingency reserves and consider investment and mortality experience, expenses and federal income tax charges. The liability for policyholders' dividends is equal to the estimated amount of dividends to be paid in the following calendar year.

G. Cash and Short-term Investments

   For purposes of the Statutory Statement of Cash Flows, the Company considers all highly liquid investments purchased with a maturity of twelve months or less to be short-term investments.

H. Policyholders' Contingency Reserves

   Policyholders' contingency reserves represent surplus of the Company as reported to regulatory authorities and are intended to protect policyholders against possible adverse experience.

2. SURPLUS NOTES

   The Company issued surplus notes of $100.0 million at 7.50 percent and $250.0 million at 7.625 percent in 1994 and 1993, respectively. These notes are unsecured and subordinate to all present and future indebtedness of the Company, policy claims and prior claims against the Company as provided by the Massachusetts General Laws. Issuance was approved by the Commissioner of Insurance of the Commonwealth of Massachusetts ("the Commissioner").

   All payments of interest and principal are subject to the prior approval of the Commissioner. Sinking fund payments are due as follows: $62.5 million in 2021, $87.5 million in 2022, $150.0 million in 2023 and $50.0 million in 2024.

   Interest on the notes issued in 1994 is scheduled to be paid on March 1 and September 1 of each year, to holders of record on the preceding February 15 or August 15, respectively. Interest on the notes issued in 1993 is scheduled to be paid on May 15 and November 15 of each year, to holders of record on the preceding May 1 or November 1, respectively. Interest expense is not recorded until approval for payment is received from the Commissioner. Interest of $26.6 million was approved and paid in 1998, 1997 and 1996.

   The proceeds of the notes, less a $24.4 million reserve in 1998, and a $28.3 million reserve in 1997 for contingencies associated with the issuance of the notes, are recorded as a component of the Company's policyholders' contingency reserves as permitted by the Division of Insurance. These surplus note reserves are included in asset valuation and other investment reserves on the Statutory Statement of Financial Position.

3. BENEFIT PLANS

   The Company provides multiple benefit plans to employees, agents and retirees including retirement plans and life and health benefits.

   Retirement Plans

   The Company has two non-contributory defined benefit plans covering substantially all of its employees. One plan includes active employees and retirees previously employed by Connecticut Mutual Life Insurance Company which merged with MassMutual in 1996; the other plan includes all other eligible employees and retirees. Benefits are based on the employees' years of service, compensation during the last five years of employment and estimated social security retirement benefits. The Company accounts for these plans following Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions". Accordingly, as permitted by the Massachusetts Division of Insurance, the Company has recognized a pension asset of $216.0 million and $157.4 million at December 31, 1998 and 1997, respectively. Company policy is to fund pension costs in accordance with the requirements of the Employee Retirement Income Security Act of 1974 and, based on such requirements, no funding was required for the years ended December 31, 1998, and 1997. The assets of the plans are invested in the Company's general account and separate accounts.

   The Company also has defined contribution plans for employees and agents. The Company funds the plans by matching employee contributions, subject to statutory limits. Company contributions and any earnings on them are vested based on years of vesting service using a graduated vesting schedule in 20 percent increments over a five-year period.

   Life and Health

   Life and health insurance benefits are provided to employees and agents through group insurance contracts. Substantially all of the Company's employees and agents may become eligible for continuation of certain of these benefits if they retire as active employees or agents of the Company. The Company adopted the National Association of Insurance Commissioners' accounting standard for post retirement life and health benefit costs, requiring these benefits to be accounted for using the accrual method for employees and agents eligible to retire and current retirees. The initial transition obligation of $137.9 million is being amortized over twenty years through 2012. During 1998, the Company transferred the administration of the retiree life and health plan benefit obligations and supporting assets to an unconsolidated subsidiary.

   The status of the defined benefit plans as of December 31 is as follows:

                                         Retirement          Life and Health

                                      1998        1997       1998       1997
                                      ----        ----       ----       ----
                                                  (In Millions)
Accumulated benefit obligation
 at December 31                   $   822.8   $   663.1   $  185.6   $  145.9
Fair value of plan assets
 at December 31                     1,160.2     1,154.2       21.0       21.7
                                  ---------   ---------   --------   --------
Funded status                     $   337.4   $   491.1   $ (164.6)  $ (124.2)
                                  =========   =========   ========   ========

The following rates were used in determining the actuarial present value of the accumulated benefit obligations.

                                                      Retirement                 Life and Health

                                                1998             1997          1998           1997
                                                ----             ----          ----           ----
Discount rate                               6.75%             7.25%            6.75%         7.25%
Increase in future compensation
 levels                                     4.00-5.00%        4.00-5.00%       5.00%         5.00-5.50%
Long-term rate of return on assets          9.00-10.00%       9.00-10.00%      6.75%         6.75%
Assumed increases in medical cost
Rates in the first year                         -                -             7.00%         6.25-9.50%
declining to                                    -                -             4.25%         4.75-5.00%
within                                          -                -             5 years       5 years

A one percent increase in the annual assumed inflation rate in medical cost rates would increase the 1998 accumulated postretirement benefit liability and benefit expense by $9.2 million and $1.1 million, respectively. A one percent decrease in the annual assumed inflation rate in medical costs rates would decrease the 1998 accumulated postretirement benefit liability and benefit expense by $8.5 million and $1.0 million, respectively.

   The expense charged to operations for all employee benefit plans is $32.1 million in 1998, $23.9 million in 1997 and $38.1 million in 1996. In 1997, there was a significant reduction in plan participants in the Connecticut Mutual Plan which resulted in recognition of a pension plan curtailment gain of $10.7 million.

4. RELATED PARTY TRANSACTIONS

   The company has management and service contracts or cost sharing arrangements with various subsidiaries and affiliates whereby the Company, for a fee, will furnish a subsidiary or affiliate, as required, operating facilities, human resources, computer software development and managerial services. Fees earned under the terms of the contracts or arrangements were $205.0 million and $137.3 million for 1998 and 1997, respectively.

   The Company has reinsurance agreements with its subsidiaries, C.M. Life Insurance Company and MML Bay State Life Insurance Company, including stop-loss and modified coinsurance agreements on life insurance products. Total premiums assumed on these agreements were $38.4 million in 1998, $40.9 million in 1997 and $44.1 million in 1996.

5. FEDERAL INCOME TAXES

   Provision for federal income taxes is based upon the Company's estimate of its current tax liability. No deferred tax effect is recognized for temporary differences that may exist between financial reporting and taxable income. Accordingly, the reporting of miscellaneous temporary differences, such as reserves, acquisition costs and restructuring costs and of permanent differences such as the equity tax, resulted in effective tax rates which differ from the statutory tax rate.

   The Company plans to file its 1998 federal income tax return on a consolidated basis with its eligible life affiliates and non-life affiliates. C.M. Life Insurance Company, which is not an eligible life affiliate, files a separate return. The Company and its eligible life insurance and non-life affiliates are subject to a written tax allocation agreement, which allocates the group's consolidated tax liability for payment purposes. Generally, the agreement provides that affiliates with losses shall be compensated for the use of their losses and credits by other affiliates.

   The Internal Revenue Service has completed examining the Company's income tax returns through the year 1992 for Massachusetts Mutual and 1995 for Connecticut Mutual, and is currently examining Massachusetts Mutual for the years 1993 and 1994. The Company believes adjustments which may result from such examinations will not materially affect its financial position.

   Components of the formula authorized by the Internal Revenue Service for determining deductible policyholder dividends have not been finalized for 1998 or 1997. The Company records the estimated effects of anticipated revisions in the Statutory Statement of Income.

   Federal tax payments were $152.4 million in 1998, $353.4 million in 1997 and $330.7 million in 1996.

6. INVESTMENTS

   The Company maintains a diversified investment portfolio. Investment policies limit concentration in any asset class, geographic region, industry group, economic characteristic, investment quality or individual investment. In the normal course of business, the Company enters into commitments to purchase privately placed bonds and to issue mortgage loans.

A.  Bonds

    The carrying value and estimated fair value of bonds are as follows:

                                                      December 31, 1998
                                                      -----------------
                                                    Gross            Gross        Estimated
                                   Carrying       Unrealized       Unrealized       Fair
                                    Value           Gains            Losses         Value
                                  ----------      ----------       ----------     ----------
                                                       (In Millions)
U. S. Treasury securities        $   4,945.3      $    473.0       $   20.4       $   5,397.9
 and obligations of U. S.
 government corporations
 and agencies
Debt securities issued by               41.2             1.5            1.3              41.4
 foreign governments
Mortgage-backed securities           3,734.4           188.0           13.9           3,908.5
State and local governments            360.5            33.2            7.9             385.8
Corporate debt securities           14,133.3           845.3          118.4          14,860.2
Utilities                              885.8           102.6            0.3             988.1
Affiliates                           1,115.3             0.6            0.9           1,115.0
                                 -----------      ----------       --------       -----------
 TOTAL                           $  25,215.8      $  1,644.2       $  163.1       $  26,696.9
                                 ===========      ==========       ========       ===========

                                                       December 31, 1997
                                                       -----------------
                                                     Gross            Gross        Estimated
                                   Carrying       Unrealized       Unrealized        Fair
                                    Value            Gains           Losses          Value
                                  ----------      ----------       ----------     ----------
                                                         (In Millions)
U. S. Treasury securities        $   6,241.0      $    470.5       $   10.3       $   6,701.2
 and obligations of U. S.
 government corporations
 and agencies
Debt securities issued by               83.5             4.4            3.0              84.9
 foreign governments
Mortgage-backed securities           3,008.7           187.9            9.0           3,187.6
State and local governments            361.9            23.9             .6             385.2
Corporate debt securities           12,148.9           765.2           46.9          12,867.2
Utilities                              871.8           100.1            2.2             969.7
Affiliates                             792.4             2.8            1.0             794.2
                                 -----------      ----------       --------       -----------
 TOTAL                           $  23,508.2      $  1,554.8       $   73.0       $  24,990.0
                                 ===========      ==========       ========       ===========

   The carrying value and estimated fair value of bonds at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                                     Estimated
                                                    Carrying           Fair
                                                     Value             Value
                                                   ---------         ---------
                                                          (In Millions)
     Due in one year or less                       $   556.5         $   560.7
     Due after one year through five years           4,150.6           4,270.5
     Due after five years through ten years          8,622.8           9,045.0
     Due after ten years                             5,319.5           5,999.6
                                                   ---------         ---------
                                                    18,649.4          19,875.8
     Mortgage-backed securities, including
      securities guaranteed by the U.S.
      Government                                     6,566.4           6,821.1
                                                   ---------         ---------
      TOTAL                                        $25,215.8         $26,696.9
                                                   =========         =========


   Proceeds from sales of investments in bonds were $11,663.4 million during 1998, $11,427.8 million during 1997 and $6,390.7 million during 1996. Gross capital gains of $331.8 million in 1998, $200.7 million in 1997 and $188.8 million in 1996 and gross capital losses of $47.3 million in 1998, $68.8 million in 1997 and $255.5 million in 1996 were realized on those sales, portions of which were included in the IMR. The estimated fair value of non-publicly traded bonds is determined by the Company using a pricing matrix and quoted market prices for publicly traded bonds.

B. Stocks

   Common stocks, except for unconsolidated subsidiaries, had a cost of $238.4 million in 1998 and $250.3 million in 1997.

C. Mortgages

   The fair value of mortgage loans, as determined from a pricing matrix for performing loans and the estimated underlying real estate value for non-performing loans, was $6,178.8 million and $5,039.1 million at December 31, 1998 and 1997, respectively.

   The Company had restructured loans with book values of $126.6 million, and $202.3 million at December 31, 1998 and 1997, respectively. These loans typically have been modified to defer a portion of the contractual interest payments to future periods. Interest deferred to future periods totaled $0.1 million in 1998, $5.1 million in 1997 and $2.2 million in 1996. At December 31, 1998, scheduled commercial mortgage loan maturities were as follows:
   1999 - $341.0 million; 2000 - $333.0 million; 2001 - $305.2 million; 2002 -
   $210.6 million; 2003 - $299.0 million; and $3,106.4 million thereafter.

D. Policy Loans

   Policy loans are recorded at cost as it is not practicable to determine the fair value since they do not have a stated maturity.

E. Other

   Preferred stocks in good standing had fair values of $116.0 million in 1998 and $145.5 million in 1997, using a pricing matrix for non-publicly traded stocks and quoted market prices for publicly traded stocks.

   The carrying value of investments which were non-income producing for the preceding twelve months was $13.2 million and $5.7 million at December 31, 1998 and 1997, respectively.

7. PORTFOLIO RISK MANAGEMENT

   The Company manages its investment risks, primarily to reduce interest rate and duration imbalances determined in asset/liability analyses. The fair values of these financial instruments, described below, which are not recorded in the financial statements, unless otherwise noted, are based upon market prices or prices obtained from brokers. The Company does not hold or issue these financial instruments for trading purposes.

   The notional amounts described do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the instruments, which relate to interest rates, exchange rates, security prices or financial or other indexes.

   The Company utilizes interest rate swap agreements, options, and purchased caps and floors to reduce interest rate exposures arising from mismatches between assets and liabilities and to modify portfolio profiles to manage other risks identified. Under interest rate swaps, the Company agrees to an exchange, at specified intervals, between streams of variable rate and fixed rate interest payments calculated by reference to an agreed-upon notional principal amount. Gains and losses realized on the termination of contracts are deferred and amortized through the IMR over the remaining life of the associated contract. IMR amortization is included in net investment income on the Statutory Statement of Income. Net amounts receivable and payable are accrued as adjustments to investment income and included in other assets on the Statutory Statement of Financial Position. At December 31, 1998 and 1997, the Company had swaps with notional amounts of $4,382.0 million and $3,220.2 million, respectively. The fair values of these instruments were $84.1 million at December 31, 1998 and $20.9 million at December 31, 1997.

   Options grant the purchaser the right to buy or sell a security or enter into a derivative transaction at a stated price within a stated period. The Company's option contracts have terms of up to fifteen years. The amounts paid for options purchased are amortized into investment income over the life of the contract on a straight-line basis. Unamortized costs are included in other investments on the Statutory Statement of Financial Position. Gains and losses on these contracts are recorded at the expiration or termination date and are deferred and amortized through the IMR over the remaining life of the option contract. At December 31, 1998 and 1997, the Company had option contracts with notional amounts of $12,704.4 million and $5,388.2 million, respectively. The Company's credit risk exposure was limited to the unamortized costs of $92.5 million and $59.0 million, which had fair values of $161.9 million and $99.6 million at December 31, 1998 and 1997, respectively.

   Interest rate cap agreements grant the purchaser the right to receive the excess of a referenced interest rate over a stated rate calculated by reference to an agreed upon notional amount. Interest rate floor agreements grant the purchaser the right to receive the excess of a stated rate over a referenced interest rate calculated by reference to an agreed upon notional amount. Amounts paid for interest rate caps and floors are amortized into investment income over the life of the asset on a straight-line basis. Unamortized costs are included in other investments on the Statutory Statement of Financial Position. Amounts receivable and payable are accrued as adjustments to investment income and included in the Statutory Statement of Financial Position as other assets. Gains and losses on these contracts, including any unamortized cost, are recognized upon termination and are deferred and amortized through the IMR over the remaining life of the associated cap or floor agreement. At December 31, 1998 and 1997, the company had agreements with notional amounts of $4,337.9 million and $3,348.6 million, respectively. The Company's credit risk exposure on these agreements is limited to the unamortized costs of $22.7 million and $18.2 million at December 31, 1998 and 1997, respectively. The fair values of these instruments were $43.9 million and $23.4 million at December 31, 1998 and 1997, respectively.

   The Company enters into forward U.S. Treasury, and Government National Mortgage Association ("GNMA") and Federal National Home Mortgage Association ("FNMA") commitments for the purpose of managing interest rate exposure. The Company generally does not take delivery on forward commitments. These commitments are instead settled with offsetting transactions. Gains and losses on forward commitments are recorded when the commitment is closed and amortized through the IMR over the remaining life of the asset. At December 31, 1998 and 1997, the Company had U. S. Treasury, GNMA and FNMA purchase commitments which will settle during the following year with contractual amounts of $603.4 million and $1,100.7 million, respectively. The fair values of these commitments were $604.1 million and $1,117.6 million, including net unrealized gains of $0.7 million and $16.9 million at December 31, 1998 and 1997, respectively.

   The Company utilizes other agreements to reduce exposures to various risks. Notional amounts relating to these agreements totaled $384.2 million and $385.6 million at December 31, 1998 and 1997, respectively. The fair values of these instruments resulted in an unrealized gain of $7.2 million at December 31, 1998 and an unrealized loss of $6.8 million at December 31, 1997.

   The Company is exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. This exposure is limited to contracts with a positive fair value. The amounts at risk in a net gain position were $272.5 million and $146.7 million at December 31, 1998 and 1997, respectively. The Company monitors exposure to ensure counterparties are credit worthy and concentration of exposure is minimized. Additionally, collateral positions have been obtained with counterparties when considered prudent.

8. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

   MassMutual has two primary insurance subsidiaries, C.M. Life, which primarily writes variable annuities and universal life insurance, and MML Bay State, which primarily writes variable life and annuity business. MassMutual's wholly-owned non-insurance subsidiary MassMutual Holding Company, Inc. ("MMHC") owns subsidiaries which include retail and institutional asset management, registered broker dealer and international life and annuity operations.

   MassMutual accounts for the value of its investments in subsidiaries at their underlying net equity. Operating results for such subsidiaries are reflected as net unrealized capital gains in the Statement of Changes in Policyholders' Contingency Reserves. Net investment income is recorded by MassMutual to the extent that dividends are declared by the subsidiaries. The Company holds debt issued by MMHC and its subsidiaries of $1,111.3 million and $792.4 million at December 31, 1998 and 1997, respectively.

   Below is summarized financial information for the unconsolidated subsidiaries as of December 31 and for the year then ended:

                                                  1998            1997
                                                --------        --------
                                                     (In Millions)
   Domestic Life Insurance Subsidiaries:

     Total revenue                            $  1,151.4      $  1,086.9
     Net income (loss)                        $     (3.2)     $      1.1
     Assets                                   $  4,741.4      $  3,766.8
   Other Subsidiaries:

     Total revenue                            $  1,137.4      $    967.2
     Net income                               $     73.6      $     75.4
     Assets                                   $  2,839.5      $  2,018.8

9.  REINSURANCE

    The Company has reinsurance agreements with other insurance companies in the normal course of business. In addition, the Company cedes the remainder of its group life and health business to UniCARE. Premiums, benefits to policyholders and provisions for future benefits are stated net of reinsurance. The Company remains liable to the insured for the payment of benefits if the reinsurer cannot meet its obligations under the reinsurance agreements. Total premiums ceded were $183.9 million in 1998, $294.6 million in 1997 and $793.5 million in 1996.

10. BUSINESS RISKS AND CONTINGENCIES

    The Company is subject to insurance guaranty fund laws in the states in which it does business. These laws assess insurance companies amounts to be used to pay benefits to policyholders and claimants of insolvent insurance companies. Many states allow these assessments to be credited against future premium taxes. The Company believes such assessments in excess of amounts accrued will not materially affect its financial position, results of operations or liquidity.

    The Company is involved in litigation arising in and out of the normal course of its business. Management intends to defend these actions vigorously. While the outcome of litigation cannot be foreseen with certainty, it is the opinion of management, after consultation with legal counsel, that the ultimate resolution of these matters will not materially affect its financial position, results of operations or liquidity.

11. SUBSIDIARIES AND AFFILIATED COMPANIES

    A summary of ownership and relationship of the Company and its subsidiaries and affiliated companies as of December 31, 1998 is illustrated below. The Company provides management or advisory services to these companies. Subsidiaries are wholly-owned, except as noted.

    Parent
    ------
    Massachusetts Mutual Life Insurance Company

    Subsidiaries of Massachusetts Mutual Life Insurance Company
    -----------------------------------------------------------
     CM Assurance Company
     CM Benefit Insurance Company
     C.M. Life Insurance Company
     MassMutual Holding Company
     MassMutual of Ireland, Limited
     MML Bay State Life Insurance Company
     MML Distributors, LLC
     MassMutual Mortgage Finance, LLC

         Subsidiaries of MassMutual Holding Company
         ------------------------------------------
         GR Phelps & Co., Inc.
         MassMutual Holding Trust I
         MassMutual Holding Trust II
         MassMutual Holding MSC, Inc.
         MassMutual International, Inc.
         MML Investor Services, Inc.

         Subsidiaries of MassMutual Holding Trust I
         ------------------------------------------
         Antares Capital Corporation - 99.4%
         Charter Oak Capital Management, Inc. - 80.0%
         Cornerstone Real Estate Advisors, Inc.
         DLB Acquisition Corporation - 85.8%
         Oppenheimer Acquisition Corporation - 89.36%

         Subsidiaries of MassMutual Holding Trust II
         -------------------------------------------
         CM Advantage, Inc.
         CM International, Inc.
         CM Property Management, Inc.
         HYP Management, Inc.
         MMHC Investments, Inc.
         MML Realty Management
         Urban Properties, Inc.
         MassMutual Benefits Management, Inc.

         Subsidiaries of MassMutual International, Inc.
         ----------------------------------------------
         Compensa de Seguros de Vida S.A. - 33.5%
         MassLife Seguros de Vida (Argentina) S.A.
         MassMutual International (Bermuda) Ltd.
         Mass Seguros de Vida (Chile) S.A. - 33.5%
         MassMutual International (Luxembourg) S.A.

         MassMutual Holding MSC, Inc.
         ----------------------------
         MassMutual Corporate Value Limited - 40.93%
         9048 - 5434 Quebec, Inc.
         1279342 Ontario Limited

   Affiliates of Massachusetts Mutual Life Insurance Company
   ---------------------------------------------------------
   MML Series Investment Fund
   MassMutual Institutional Funds
   Oppenheimer Value Stock Fund

PART II.  INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
         -------------------------------------------

   Not applicable.

Item 15. Indemnification of Directors and Officers
         -----------------------------------------

   MassMutual directors and officers are indemnified under its by-laws. No indemnification is provided with respect to any liability to any entity which is registered as an investment company under the Investment Company Act of 1940 or to the security holders thereof, where the basis for such liability is willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MassMutual pursuant to the foregoing provisions, or otherwise, MassMutual has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MassMutual of expenses incurred or paid by a director, officer or controlling person of MassMutual in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MassMutual will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


Item 16. Exhibits
         --------

Exhibit Number          Description                 Method of Filing

   1(a)     Form of Underwriting Agreement          *
            with MML Investors Services, Inc.

   1(b)     Form of Underwriting Agreement          **
            with MML Distributors, LLC

   4        Form of Individual Annuity Contract     ****

   5        Opinion re legality                     Filed herewith

   23(i)    Consent of Independent Accountants,     Filed herewith
            PricewaterhouseCoopers LLP

   24(a)    Powers of Attorney                      ***

   24(b)    Powers of Attorney for:                 *****
                Robert J. O'Connell
                Thomas B. Wheeler

   27       Financial Data Schedule                  Filed herewith


* Incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement File No. 33-84802, filed and effective May 1, 1996.
** Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement File No. 33-84802, filed and effective May 1, 1997.
*** Incorporated by reference to Registration Statement File No. 333-22557, filed on February 28, 1997.

****Incorporated by reference to Post-Effective Amendment No. 4 the Registration Statement File No. 33-84802, filed and effective May 1, 1998.
*****Incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-65887 filed on Form S-6 on January 28, 1999.


Item 17. Undertakings
         ------------

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                        SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has caused this Post-Effective Amendment No. 5 to Registration Statement No. 33-84802 to be signed on its behalf by the undersigned thereunto duly authorized, all in the city of Springfield and the Commonwealth of Massachusetts, on the 22nd day of March, 1999.


                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
                                  (Registrant)


By: /s/ Robert J. O'Connell*
   ----------------------------
Robert J. O'Connell, President and Chief Executive Officer
Massachusetts Mutual Life Insurance Company

/s/ Richard M. Howe     On March 22, 1999, as Attorney-in-Fact pursuant to
-------------------     powers of attorney.
*Richard M. Howe


       As required by the Securities Act of 1933, this Post-Effective Amendment No. 5 to Registration Statement No. 33-84802 has been signed by the following persons in the capacities and on the dates indicated.

    Signature                          Title                                       Date
    ---------                          -----                                       ----

/s/ Robert J. O'Connell*               President and Chief Executive Officer       March 22, 1999
--------------------------
Robert J. O'Connell

/s/ Joseph M. Zubretsky*               Executive Vice President,                   March 22, 1999
--------------------------             Chief Financial Officer &
Joseph M. Zubretsky                    Chief Accounting Officer


/s/ Roger G. Ackerman*                 Director                                    March 22, 1999
--------------------------
Roger G. Ackerman

/s/ James R. Birle*                    Director                                    March 22, 1999
--------------------------
James R. Birle

/s/ Gene Chao*                         Director                                    March 22, 1999
--------------------------
Gene Chao, Ph.D.

/s/ Patricia Diaz Dennis*              Director                                    March 22, 1999
--------------------------
Patricia Diaz Dennis

s/ Anthony Downs*                      Director                                    March 22, 1999
--------------------------
Anthony Downs

/s/ James L. Dunlap*                   Director                                    March 22, 1999
--------------------------
James L. Dunlap

/s/ William B. Ellis*                  Director                                    March 22, 1999
--------------------------
William B. Ellis, Ph.D.

/s/ Robert M. Furek*                   Director                                    March 22, 1999
--------------------------
Robert M. Furek

/s/ Charles K. Gifford*                Director                                    March 22, 1999
--------------------------
Charles K. Gifford

/s/ William N. Griggs*                 Director                                    March 22, 1999
--------------------------
William N. Griggs

/s/ George B. Harvey*                Director                                March 22, 1999
--------------------------
George B. Harvey

/s/ Barbara B. Hauptfuhrer*          Director                                March 22, 1999
--------------------------
Barbara B. Hauptfuhrer

/s/ Sheldon B. Lubar*                Director                                March 22, 1999
--------------------------
Sheldon B. Lubar

/s/ William B. Marx, Jr.*            Director                                March 22, 1999
--------------------------
William B. Marx, Jr.

/s/ John F. Maypole*                 Director                                March 22, 1999
--------------------------
John F. Maypole

/s/ Thomas B. Wheeler*               Director                                March 22, 1999
--------------------------
Thomas B. Wheeler

/s/ Alfred M. Zeien*                 Director                                March 22, 1999
--------------------------
Alfred M. Zeien

/s/ Richard M. Howe                  On March 22, 1999, as Attorney-in-Fact pursuant to
--------------------------           powers of attorney.
*  Richard M. Howe

                                LIST OF EXHIBITS

Exhibit 5           Opinion re legality


Exhibit 23(i)       Consent of Independent Accountants,
                    PricewaterhouseCoopers LLP


Exhibit 27          Financial Data Schedule